UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Veeco Instruments Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

VEECO INSTRUMENTS INC.

Terminal Drive

Plainview, NY  11803

NOTICE OF ANNUAL MEETING

Dear Veeco Stockholder:

On May 6, 2014, Veeco Instruments Inc. (“Veeco” or the “Company”) will hold its 2014 Annual Meeting of Stockholders (the “Annual Meeting”) at 333 South Service Road, Plainview, NY 11803, at 8:30 a.m. local time, to consider and vote upon the following matters and to transact such other business as may be properly presented at the meeting or any adjournment or postponement thereof:

1.              Election of two directors to hold office until the 2017 Annual Meeting of Stockholders;

2.              Advisory vote to approve executive compensation; and

3.              Ratification of the appointment of our independent registered public accounting firm for 2014.

Only stockholders who own stock at the close of business on March 14, 2014 can vote at this meeting or any adjournments that may take place.  For ten days prior to the Annual Meeting, a list of these stockholders will be available for inspection at our principal executive offices, Terminal Drive, Plainview, NY 11803.  A stockholder may examine the list for any legally valid purpose related to the meeting.

Veeco’s Board of Directors (“Board of Directors” or the “Board”) recommends that you vote “FOR” both of the listed nominees for Director and “FOR” proposals 2 and 3 above, which proposals are further described in this proxy statement.  This proxy statement also outlines the corporate governance practices at Veeco, discusses our compensation practices and philosophy, and describes the Audit Committee’s recommendations to the Board regarding our 2013 financial statements.  We encourage you to read these materials carefully.

Whether or not you expect to attend the meeting, we urge you to vote promptly.

This year Veeco will be using the “notice and access” method of providing proxy materials to you via the internet.  On or about March 20, 2014, you will receive a Notice of Internet Availability of Proxy Materials (the “Notice”), which includes instructions regarding voting your shares and requesting a printed copy of our proxy materials.  We believe that this process will provide you with prompt access to our proxy materials, lower our cost of printing and delivering proxy materials, and minimize the environmental impact of printing paper copies.

By order of the Board of Directors,

Gregory A. Robbins
Senior Vice President, General Counsel and Secretary

March 20, 2014

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 6, 2014:  The Notice, Proxy Statement and Annual Report to Stockholders are available at www.veeco.com.

QUESTIONS AND ANSWERS
Q1.	What matters will be voted on at the Annual Meeting?	1
Q2.	How does the Board of Directors recommend that I vote?	1
Q3.	Why am I receiving these materials?	1
Q4.	Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?	1
Q5.	How do I get electronic access to the proxy materials?	2
Q6.	Who is entitled to vote?	2
Q7.	How can I vote if I own shares directly?	2
Q8.	How can I vote if my shares are held through a brokerage, bank or similar organization?	2
Q9.	What if I return a proxy card but do not make specific choices?	2
Q10.	How do I revoke or change my vote?	3
Q11.	What is a “quorum”?	3
Q12.	How many votes are needed to approve each proposal?	4
Q13.	How will voting on any other business be conducted?	4
Q14.	Who will count the vote?	4
Q15.	How can I find out the results of the voting at the Annual Meeting?	4
Q16.	Who can attend the Annual Meeting?	4
Q17	What does it mean if I get more than one Notice?	5
Q18.	I have Veeco shares that are held in street name, as do others in my household. We received only one copy of the proxy materials. How can I obtain additional copies of these materials?	5
Q19.	When are the stockholder proposals for the 2015 Annual Meeting due?	5
Q20.	What is Veeco’s process for nominating director candidates?	5
Q21.	Can a stockholder nominate someone to be a director of Veeco?	6
Q22.	How can stockholders communicate with Veeco’s Directors?	6
Q23.	How much will this proxy solicitation cost?	7
Q24.	Who is soliciting my vote?	7
Q25.	What proxy materials are available on the internet?	7

CORPORATE GOVERNANCE		8
	Corporate Governance Policies and Practices	8
	Compensation of Directors	11
	Certain Relationships and Related Transactions	13

PROPOSALS ON WHICH YOU MAY VOTE
Proposal 1 - Election of Directors		14
Proposal 2 - Advisory Vote on Executive Compensation		18
Proposal 3 - Ratification of Appointment of Ernst & Young LLP		19
	Audit Committee Report	20

EXECUTIVE COMPENSATION
	Executive Officers	22
	Compensation Discussion and Analysis	23
	Compensation Committee Report	30
	Summary Compensation Table	31
	Grants of Plan-Based Awards	34
	Outstanding Equity Awards at Fiscal Year End	35
	Option Exercises and Stock Vested During 2013	36
	Equity Compensation Plan Information	37
	Potential Payments Upon Termination or Change in Control	38

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		43
	Section 16(a) Beneficial Owner Reporting Compliance	44

PROXY STATEMENT

QUESTIONS AND ANSWERS

Q1.                            What matters will be voted on at the Annual Meeting?

The following matters will be voted on at the Annual Meeting:

•                  Proposal 1:  Election of two directors to hold office until the 2017 Annual Meeting of Stockholders;

•                  Proposal 2:  Advisory vote on executive compensation;

•                  Proposal 3:  Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014; and

•                  Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Q2.                            How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•                  FOR the election of the two directors nominated by the Board of Directors and named in this proxy statement;

•                  FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•                  FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014.

Q3.                            Why am I receiving these materials?

Our Board of Directors has made these materials available to you on the internet, or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies for use at the Annual Meeting, which will take place on Tuesday, May 6, 2014, at 8:30 a.m. local time, at 333 South Service Road, Plainview, NY 11803.  As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q4.                            Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including this proxy statement and our 2013 Annual Report to Stockholders, to our stockholders by providing access to such documents on the internet instead of mailing printed copies.  Most stockholders will not receive printed copies of the proxy materials unless they request them.  Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet.  The Notice also instructs you as to how you may access and submit your proxy card.  If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q5.                            How do I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to access the Notice of Annual Meeting, this proxy statement, your proxy card and Veeco’s 2013 Annual Report to Stockholders.  The proxy materials will be available on the internet starting on March 20, 2014, as described in the Notice.  You will not receive a printed copy of these proxy materials unless you request them in accordance with the instructions provided in the Notice.

Q6.                            Who is entitled to vote?

You may vote if our records show that you owned shares of Veeco common stock on March 14, 2014, the record date for the meeting.  At such time, 39,999,894 shares of Veeco common stock were issued and outstanding.  You are entitled to one vote for each share that you own.

Q7.                            How can I vote if I own shares directly?

If your shares are registered directly in your name with our transfer agent, then you are considered the stockholder of record with respect to those shares and these proxy materials are being made available directly to you.  Stockholders of record may vote by (1) marking, signing, dating and mailing each proxy card in the envelope provided or (2) attending the meeting and voting in person.

Q8.                            How can I vote if my shares are held through a brokerage, bank or similar organization?

If your shares are held in “street name” (that is, they are held in the name of a broker, bank or similar organization), you are considered the beneficial holder of such shares and these proxy materials are being made available to you by such organization.  The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct the stockholder of record on how to vote the shares in your account.  If you hold your shares through a broker and you do not give instructions to the record holder on how to vote, the record holder will be entitled to vote your shares in its discretion on certain matters considered “routine.”  The New York Stock Exchange (“NYSE”) will determine whether the proposals presented at the Annual Meeting are routine or not routine.  If a proposal is routine, a broker holding shares for an owner in “street” name may vote in its discretion on the proposal without receiving voting instructions from the owner.  If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions.  A “broker non-vote” occurs when the broker is unable to vote on a proposal because the proposal is not routine and the “street” name owner does not provide any voting instructions.  Please follow the voting instructions provided by the organization holding your shares to ensure your vote is counted.  Under the rules of the NYSE, your broker does not have the discretion to vote your shares on non-routine matters such as Proposals 1 and 2.  However, your broker does have discretion to vote your shares on routine matters such as Proposal 3.  If you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from the stockholder of record.

Q9.                            What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your Veeco shares will be voted “FOR” the election of the nominees for director, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, and “FOR” the ratification of the selection of Ernst & Young LLP as Veeco’s independent registered public accounting firm for the fiscal year ending December 31, 2014.  If any other matter is properly presented at the meeting or any adjournment or postponement thereof, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Q10.                     How do I revoke or change my vote?

If you are a stockholder of record, you may revoke or change your vote by:

(1)                     notifying Veeco’s transfer agent, American Stock Transfer and Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, NY 11219, in writing at any time before the meeting;

(2)                     submitting a later-dated proxy at any time before the meeting; or

(3)                     voting in person at the meeting.

The latest-dated, timely, properly completed proxy that you submit before the meeting will count as your vote.  If a vote has been recorded for your shares and you submit a proxy card that is not properly signed and dated, the previously recorded vote will stand.

If your shares are held in street name, consult the voting instructions provided by the organization holding your shares or contact such organization for instructions on how to revoke or change your vote.

Q11.                     What is a “quorum”?

There must be a quorum for the meeting to be held.  A “quorum” will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting or represented by proxy.  If you submit a timely, properly executed proxy or vote instruction card, then you will be considered part of the quorum, even if you abstain from voting.  In addition, shares represented by proxies designated as broker non-votes will be counted for purposes of determining a quorum.

Abstentions:  Abstentions are not counted in the tally of votes FOR or AGAINST a proposal.  A WITHHELD vote is the same as an abstention.  Abstentions and withheld votes are counted as shares present and entitled to be voted.

Broker Non-Votes:  Brokers or other nominees who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires the approval of a majority of the votes present in person or represented by proxy and entitled to vote (Proposals 1, 2 and 3).

Q12.                     How many votes are needed to approve each proposal?

Proposal:	Vote Required:	Broker Discretionary Voting Allowed?

Proposal 1 — Election of two directors	Majority of the Shares Cast for Each Director Nominee	No

Proposal 2 — Advisory vote on executive compensation	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 3 — Ratification of auditors for Fiscal Year 2014	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN.  If you ABSTAIN from voting on either of these Proposals, the abstention will have the same effect as an AGAINST vote.

With respect to Proposal 1, you may vote FOR both nominees, WITHHOLD your vote as to both nominees, or FOR both nominees except the specific nominee from whom you WITHHOLD your vote.  A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than two directors and stockholders may not cumulate votes in the election of directors.

If you abstain from voting on Proposal 1, the abstention will not have an effect on the outcome of the vote.

Q13.                     How will voting on any other business be conducted?

Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is presented at the Annual Meeting or any adjournment or postponement thereof, your signed proxy or vote instruction card gives authority to John R. Peeler, Veeco’s Chairman and Chief Executive Officer, and David D. Glass, Veeco’s Executive Vice President and Chief Financial Officer, to vote on such matters at their discretion.

Q14.                     Who will count the vote?

Votes will be tabulated by an independent inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Q15.                     How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced at the Annual Meeting and are expected to be posted shortly after the Annual Meeting on our website at www.veeco.com.  Voting results will also be reported in a Current Report on Form 8-K, which is expected to be filed with the SEC within four business days after the Annual Meeting.

Q16.                     Who can attend the Annual Meeting?

All stockholders who owned shares on March 14, 2014 may attend.

Q17.                     What does it mean if I get more than one Notice?

If your shares are registered in more than one name or in more than one account, you may receive more than one Notice.  Please complete and return a proxy or vote instruction card for each Notice you receive to ensure that all of your shares are voted.

Q18.                     I have Veeco shares that are held in street name, as do others in my household.  We received only one copy of the proxy materials.  How can I obtain additional copies of these materials?

In a further effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.”  Under this practice, stockholders who have the same address and last name and who request printed copies of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies.  Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials, and would like to request a separate paper copy of these materials, please: (1) go to www.proxyvote.com and follow the instructions provided; (2) send an e-mail message to investorrelations@veeco.com with “Request for Proxy Materials” in the subject line and provide your name, address and the control number that appears in the box on the Stockholders Meeting Notice; or (3) call our Investor Relations department at 1-516-677-0200.

Q19.                     When are stockholder proposals for the 2015 Annual Meeting due?

In accordance with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders who wish to present proposals for inclusion in the proxy materials prepared by the Company in connection with the 2015 Annual Meeting must submit their proposals so that they are received by the Secretary, Veeco, Terminal Drive, Plainview, NY 11803 by November 20, 2014.  Any such proposal must comply with the requirements of our Fourth Amended and Restated Bylaws, as amended (“Bylaws”), and Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

Generally, timely notice of any director nomination or other proposal that any stockholder intends to present at the 2015 Annual Meeting, but does not intend to have included in the proxy materials prepared by the Company in connection with the 2015 Annual Meeting, must be delivered in writing to the Secretary at the address above not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting.  However, if we hold the 2015 Annual Meeting on a date that is not within 30 days before or 60 days after such anniversary date, we must receive the notice no later than 10 days after the earlier of the date we first provide notice of the meeting to stockholders or announce it publicly. In addition, the stockholder’s notice must set forth the information required by our Bylaws with respect to each stockholder making the proposal and each proposal that such stockholder intends to present at the 2015 Annual Meeting.

For more information, including the information required to be included in a stockholder proposal, please refer to our Fourth Amended and Restated Bylaws, filed as exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on October 27, 2008, the amendment thereto filed as exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on May 26, 2010, and the amendment thereto filed as exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on October 24, 2011.

Q20.                     What is Veeco’s process for nominating director candidates?

Veeco’s Board of Directors is currently comprised of seven directors divided into three classes of Directors serving staggered three-year terms.  Approximately one-third of Veeco’s directors are elected each year by its stockholders at the annual meeting of stockholders.  The Board of Directors is responsible for filling vacancies that may occur on the Board at any time during the year and for nominating director nominees to stand for election at the annual meeting of stockholders.  The Governance Committee of the Board of Directors reviews all potential director candidates, and recommends potential director candidates to the full Board.  Director candidates may be identified by current directors of the Company, as well as by stockholders.  The Governance Committee is comprised entirely of independent directors, as defined by the Nasdaq Stock Market LLC (“Nasdaq”).  Pursuant to our Corporate Governance Guidelines, the Governance Committee will evaluate the suitability of potential nominees for membership on the Board, taking into consideration the Board’s current composition, including expertise, diversity, and balance of inside, outside and independent directors, and considering the general qualifications of the potential nominees, including those characteristics described in the Corporate Governance Guidelines as in effect from time to time.  In selecting the director nominees, the Board endeavors to establish a diversity of background and experience in a number of areas of core competency, including business judgment, management, accounting and finance, knowledge of the industries in which the Company operates, understanding of manufacturing and services, strategic vision, knowledge of international markets, marketing, research and development, and other areas relevant to the Company’s business.  Under our Corporate Governance Guidelines, the Board periodically conducts a critical self-evaluation of the Board, including an assessment of the make-up of the Board as a whole.  In any particular situation, the Governance Committee may focus on persons possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of the Board.  The full Board reviews and has final approval authority on all potential director candidates being recommended to the stockholders for election.  The evaluation process for candidates recommended by stockholders is the same as for candidates from any other source.  See the answer to Question 21 below regarding the process for stockholder nominations of director candidates.

Q21.                     Can a stockholder nominate someone to be a director of Veeco?

As a stockholder, you may recommend any person as a nominee for director of Veeco for consideration by the Governance Committee by submitting the name and supporting information in writing to the Governance Committee of the Board of Directors, c/o Secretary, Veeco, Terminal Drive, Plainview, NY 11803.  The deadlines for submitting stockholder nominations of directors are the same as those set forth in Question 19.  In addition, the recommending stockholder must submit a written recommendation that sets forth the information required by our Bylaws with respect to the recommending stockholder and such stockholder’s nominee, including the following:

•                  The candidate’s name, age, address, principal occupation or employment, the number of shares of Common Stock such candidate beneficially owns, a brief description of any direct or indirect relationships with the Company, and the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director;

•                  A signed consent of the nominee to cooperate with reasonable background checks, requests for information and personal interviews, to be named in the proxy statement as a nominee and to serve as a director, if elected; and

•                  A description of all relationships or arrangements between the recommending stockholder and the candidate and any other person or persons (including their names) pursuant to which the recommendation is being made, as well as a list of all other companies that the stockholder has recommended the candidate to for election as a director in that year.

Q22.                     How can stockholders communicate with Veeco’s Directors?

Stockholders may address communications to one or more members of the Board (other than sales or employment-related communications) by letter addressed to the Secretary, Veeco, Terminal Drive, Plainview, NY 11803.  The Secretary will forward copies of all letters (other than sales or employment-related communications) to each Board member to whom they are addressed.

Q23.                     How much will this proxy solicitation cost?

MacKenzie Partners, Inc. was hired by Veeco to assist in the distribution of proxy materials and the solicitation of votes for a fee of $12,500, plus reimbursement of out-of-pocket expenses.  The expense of soliciting proxies will be borne by Veeco.  In addition, Veeco may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.  MacKenzie Partners may contact stockholders by mail, telephone, fax and personal interviews.  Veeco has agreed to indemnify MacKenzie against certain liabilities and expenses in connection with such solicitation, including liabilities under the federal securities laws.  Some personal solicitations also may be made by directors, officers and employees of Veeco without special compensation, other than reimbursement for expenses.

Q24.                     Who is soliciting my vote?

Your vote is being solicited by the Board of Directors of Veeco, on behalf of the Company, for the 2014 Annual Meeting of Stockholders to be held on Tuesday, May 6, 2014 at 8:30 a.m. (EST).

Q25.                     What proxy materials are available on the internet?

The proxy statement and our 2013 Annual Report on Form 10-K are available on our website at www.veeco.com.

CORPORATE GOVERNANCE

Veeco’s Board of Directors and management are committed to responsible corporate governance to ensure that Veeco is managed for the long-term benefit of its stockholders.  To that end, the Board of Directors and management review published guidelines and recommendations of institutional stockholder organizations and current best practices of similarly situated public companies.  The Board and management periodically evaluate and, when appropriate, revise Veeco’s corporate governance policies and practices in light of these guidelines and practices and to comply with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and listing standards issued by the SEC and Nasdaq.

Corporate Governance Policies and Practices

Veeco has instituted a variety of policies and practices to foster and maintain corporate governance, including the following:

Corporate Governance Guidelines - Veeco adheres to written Corporate Governance Guidelines, adopted by the Board and reviewed by the Governance Committee from time to time.  The Corporate Governance Guidelines govern director qualifications, conflicts of interest, succession planning, periodic board and committee self-assessment and other governance matters.

Code of Business Conduct - Veeco maintains written standards of business conduct applicable to all of its employees worldwide.

Code of Ethics for Senior Officers - Veeco maintains a Code of Ethics that applies to its Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer.

Environmental, Health & Safety Policy - Veeco maintains a written policy that applies to all of its employees with regard to environmental, health and safety matters.

Director Education Policy - Veeco has adopted a written policy under which it encourages directors to attend, and provides reimbursement for the cost of attending, director education programs.

Disclosure Policy - Veeco maintains a written policy that applies to all of its employees with regard to the dissemination of information.

Board Committee Charters - Each of Veeco’s Audit, Compensation, Governance and Strategic Planning Committees has a written charter adopted by Veeco’s Board that establishes practices and procedures for each committee in accordance with applicable corporate governance rules and regulations.

Copies of each of these documents can be found on the Company’s website (www.veeco.com) via the Investors page.

Independence of the Board of Directors

Veeco’s Corporate Governance Guidelines provide that at least two-thirds of the Board of Directors must be independent in accordance with the Nasdaq listing standards.  In addition, service on other boards must be consistent with Veeco’s conflict of interest policy and the nature and time involved in such service is reviewed when evaluating suitability of individual directors for election.

Independence of Current Directors.  Veeco’s Board of Directors has determined that all of the directors are “independent” within the meaning of the applicable Nasdaq listing standards, except Mr.

Peeler, the Company’s Chairman and Chief Executive Officer, and Mr. Braun, the Company’s former Chairman and former Chief Executive Officer.

Independence of Committee Members.  All members of Veeco’s Audit, Compensation and Governance Committees are required to be and are independent in accordance with Nasdaq listing standards.

Compensation Committee Interlocks and Insider Participation.  During 2013, none of Veeco’s executive officers served on the board of directors of any entity whose executive officers served on Veeco’s Compensation Committee.  No current or past executive officer of Veeco serves on our Compensation Committee.  The members of our Compensation Committee are Messrs. D’Amore, Hunter and McDaniel.

Board Access to Independent Advisors.  The Board members have full and free access to officers and employees of Veeco and are permitted to retain independent legal, financial or other advisors as the Board or a Committee deems necessary.

Director Resignation Upon Change in Employment.  The Corporate Governance Guidelines provide that a director shall submit his resignation if he changes his principal employment from what it was when he was elected as a director or undergoes a change affecting his qualification as a director or fails to receive the required number of votes for re-election.  Upon such submission, the Board shall determine whether to accept or reject the resignation.  If the resignation is tendered for failure to receive the required number of votes for re-election, the Governance Committee will also inform the Board of any other action it recommends be taken.

Board Leadership Structure

On May 4, 2012, Mr. Peeler, the Company’s Chief Executive Officer, was appointed Chairman of the Board.  We currently have a separate Chairman of the Board and Lead Director.  Although we do not have a formal policy addressing the topic, we believe that when the Chairman of the Board is an employee of the Company or otherwise not independent, it is important to have a separate Lead Director, who is an independent director.

Mr. McDaniel serves as the Lead Director.  In that role, he presides over the Board’s executive sessions, during which our independent directors meet without management, and serves as the principle liaison between management and the independent directors of the Board.  Mr. McDaniel has served as a Veeco director since 1998.

We believe the combination of Mr. Peeler as our Chairman of the Board and Mr. McDaniel as our Lead Director is an effective structure for the Company.  The division of duties and the additional avenues of communication between the Board and our management associated with having Mr. Peeler serve as Chairman of the Board and Mr. McDaniel as Lead Director provides the basis for the proper functioning of our Board and its oversight of management.

Oversight of Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks.  The Board regularly reviews information regarding the Company’s strategy, finances and operations, as well as the risks associated with each.  The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting, internal controls and legal and regulatory compliance.  The Audit Committee undertakes, at least annually, a review to evaluate these risks.  Individual members of the Audit Committee are each assigned an area of risk to oversee.  The members then meet separately with management responsible for such area, including the Company’s chief accounting officer, internal auditor and general counsel, and report to the Audit Committee on any matters identified during such discussions with management.  In addition, the Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest.  The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements.  While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Compensation Risk

Our Compensation Committee conducted a risk-assessment of our compensation programs and practices and concluded that our compensation programs and practices, as a whole, are appropriately structured and do not pose a material risk to the Company.  Our compensation programs are intended to reward the management team and other employees for strong performance over the long-term, with consideration to near-term actions and results that strengthen and grow our Company.  We believe our compensation programs provide the appropriate balance between short-term and long-term incentives, focusing on sustainable operating success for the Company.  We consider the potential risks in our business when designing and administering our compensation programs and we believe our balanced approach to performance measurement and compensation decisions works to mitigate the risk that individuals will be encouraged to undertake excessive or inappropriate risk.  Further, our compensation program administration is subject to considerable internal controls, and when determining the principal outcomes — performance assessments and compensation decisions — we rely on principles of sound governance and good business judgment.

Board Meetings and Committees

During 2013, Veeco’s Board held nine meetings.  Each Director attended at least 75% of the meetings of the Board and Board committees on which such Director served during 2013.  It is the policy of the Board to hold executive sessions without management at every regular quarterly board meeting and as requested by a Director.  The Lead Director presides over these executive sessions.  All members of the Board are welcome to attend the Annual Meeting of Stockholders.  In 2013, Mr. Peeler was the only director who attended the Annual Meeting of Stockholders.  The Board has established the following committees:  an Audit Committee, a Compensation Committee, a Governance Committee and a Strategic Planning Committee.

Audit Committee.  As defined in Section 3(a)(58)(A) of the Exchange Act, the Company has established an Audit Committee which reviews the scope and results of the audit and other services provided by Veeco’s independent registered public accounting firm.  The Audit Committee consists of Messrs. Jackson, McDaniel and Simone (Chairman). The Board has determined that all members of the Audit Committee are financially literate as that term is defined by Nasdaq and by applicable SEC rules.  The Board has determined that each of Messrs. Jackson, McDaniel and Simone is an “audit committee financial expert” as defined by applicable SEC rules.  During 2013, the Audit Committee met ten times.

Compensation Committee.  The Compensation Committee sets the compensation levels of senior management and administers Veeco’s stock incentive plans.  All members of the Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act), and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)).  None of the members of the Compensation Committee has interlocking relationships as defined by the SEC.  The Compensation Committee consists of Messrs. D’Amore, Hunter and McDaniel (Chairman).  During 2013, the Compensation Committee met nine times.

Governance Committee.  The Company’s Governance Committee addresses Board organizational issues and develops and reviews corporate governance principles applicable to Veeco.  In addition, the committee searches for persons qualified to serve on the Board of Directors and makes recommendations to the Board with respect thereto.  The Governance Committee currently consists of Messrs. Simone and Hunter (Chairman). During 2013, the Governance Committee met twice.

Strategic Planning Committee.  The Company’s Strategic Planning Committee oversees the Company’s strategic planning process.  The Strategic Planning Committee consists of Messrs. D’Amore, Hunter, Peeler and Braun (Chairman).  During 2013, the Strategic Planning Committee met three times.

Compensation of Directors

The following table provides information on compensation awarded or paid to the non-employee directors of Veeco for the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Edward H. Braun	65,000	99,997	—	164,997
Richard A. D’Amore	66,000	99,997	—	165,997
Gordon Hunter	81,000	99,997	—	180,997
Keith D. Jackson	66,000	99,997	—	165,997
Roger D. McDaniel	104,000	99,997	—	203,997
Peter J. Simone (4)	185,000	99,997	—	284,997

(1)         Represents quarterly retainers and meeting fees paid for Board service during 2013.  Includes payments for service and attendance at certain meetings held at the end of 2013 for which payments were made during the first quarter of 2014.  For Mr. Braun, includes payments under a Service Agreement dated January 1, 2012, which sets forth the compensation to be paid to Mr. Braun for his service on the Board.

(2)         Reflects awards of 3,233 shares of restricted stock to each director on December 11, 2013. These restricted stock awards vest on the earlier of (i) the first anniversary of the date of grant, and (ii) the date immediately preceding the date of the next annual meeting of stockholders.  In accordance with SEC rules, the amounts shown reflect the grant date fair value of the award, which was $30.93 per share.

(3)         As of December 31, 2013, there were outstanding the following aggregate number of stock awards and option awards held by each non-employee director of the Company:

Outstanding Equity Awards at Fiscal Year End

Name	Stock Awards (#)	Option Awards (#)
Edward H. Braun	3,233	10,000
Richard A. D’Amore	3,233	—
Gordon Hunter	3,233	—
Keith D. Jackson	3,233	—
Roger D. McDaniel	3,233	—
Peter J. Simone	3,233	—

(4)         The fees earned by Mr. Simone in 2013 include a one-time special payment in the amount of $100,000, awarded by the Board to Mr. Simone in recognition of his active oversight in connection with the accounting review described in the Explanatory Note to the Company’s 2012 Annual Report on Form 10-K (the “Accounting Review”).

Director Compensation Policy

For services performed in 2013, Veeco’s Director Compensation Policy provided that members of the Board of Directors who are not employees of Veeco shall be paid a retainer of $10,000 per quarter, plus additional retainers of $2,500 per quarter for the chairman of the Compensation Committee and the chairman of the Governance Committee, $3,750 per quarter for the chairman of the Audit Committee, and $3,750 per quarter for the Lead Director.  In addition, non-employee Directors shall receive a fee of $2,000 for attending each board, committee or stockholder meeting held in person and $1,000 for participating in each board or committee meeting held by conference call.  Each non-employee Director shall also receive an annual grant of shares of restricted stock having a fair market value in the amount determined by the Compensation Committee from time to time.  For 2013 the Compensation Committee determined that the value of this annual award should be $100,000 per director.  The restrictions on these shares lapse on the earlier of the first anniversary of the date of grant and the date immediately preceding the date of the next annual meeting of stockholders.  In addition, the Company’s Director Compensation Policy in effect for 2013 gave the Board the authority to compensate Directors who perform significant additional services on behalf of the Board or a Committee.  Such compensation is to be determined by the Board in its discretion, taking into consideration the scope and extent of such additional services.  Directors who are employees, such as Mr. Peeler, do not receive additional compensation for serving as Directors or for attending board, committee or stockholder meetings.

Effective January 1, 2014, Veeco’s Director Compensation Policy was revised to eliminate all meeting fees and to make a corresponding increase in the value of the retainers.  Under the revised policy, the new quarterly retainers, which are paid to members of the Board who are not employees of Veeco, are as follows:  for service as a Board member, $17,500, as chair of the Audit Committee, $5,000, as chair of the Compensation Committee, $3,750, as chair of the Governance Committee, $2,500, and as Lead Director, $4,250.  In addition, the value of the annual grant of restricted shares was increased to $120,000 per director.  Aside from these revisions, the balance of the Director Compensation Policy remains unchanged.

Braun Service Agreement

Mr. Braun, the Company’s former Chairman and former CEO, serves on the Board and is compensated for such service pursuant to a Service Agreement dated January 1, 2012 (which amended and replaced a Service Agreement dated July 24, 2008).  The Service Agreement provides that for services performed after May 4, 2012, the Company shall pay Mr. Braun such compensation and equity awards as are consistent with the Company’s then current Board Compensation Policy, provided that any cash retainers shall be paid through the Company’s regular, bi-weekly payroll process.  In addition, Mr. Braun shall be entitled to participate in all group health and insurance programs available generally to senior executives of the Company.

Certain Contractual Arrangements with Directors and Executive Officers

Veeco has entered into indemnification agreements with each of its directors, executive officers and certain senior officers and anticipates that it will enter into similar agreements with any future directors and executive officers.  Generally, the indemnification agreements are designed to provide the maximum protection permitted under Delaware law with respect to indemnification of a director or executive officer.  The indemnification agreements provide that Veeco will indemnify such persons against certain liabilities that may arise by reason of their status or service as a director or executive officer of the Company and that the Company will advance expenses incurred as a result of proceedings against them as to which they may be indemnified.  Under the indemnification agreements, a director or executive officer will receive indemnification if he or she is found to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Veeco and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful.

Certain Relationships and Related Transactions

The Company’s Audit Committee charter provides that the Audit Committee, or one or more of its members, has the authority and responsibility to review and, if appropriate, approve all proposed related party transactions.  For purposes of the Audit Committee’s review, a “related party transaction” is a transaction, arrangement or relationship between the Company and any Related Party (defined below) where the aggregate amount will or may be expected to exceed $120,000 and any Related Party had, has or will have a direct or indirect material interest (as such terms are used in Item 404 of Regulation S-K under the Exchange Act).  A “Related Party” is: (i) any director, nominee for director or executive officer (as such term is used in Section 16 of the Exchange Act) of the Company; (ii) any immediate family member of a director, nominee for director or executive officer of the Company; (iii) any person (including any “group” as such term is used in Section 13(d) of the Exchange Act) who is known to the Company as a beneficial owner of more than five percent of the Company’s voting common stock (a “significant stockholder”); and (iv) any immediate family member of a significant stockholder.

When reviewing a related party transaction, the Audit Committee will take into consideration all of the relevant facts and circumstances available to it, including (if applicable), but not limited to:

•                  the material terms and conditions of the transaction or transactions;

•                  the Related Party’s relationship to the Company;

•                  the Related Party’s interest in the transaction, including their position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction;

•                  the approximate dollar value of the transaction;

•                  the availability from other sources of comparable products or services; and

•                  an assessment of whether the transaction is on terms that are comparable to the terms available to the Company from an unrelated third party.

During 2013, the Company did not engage in any related party transactions.

PROPOSAL 1

ELECTION OF DIRECTORS

Veeco’s Certificate of Incorporation provides for a Board of Directors elected by the stockholders which is divided into three classes of Directors serving staggered terms.  The Board of Directors is currently comprised of seven members, consisting of two Class I Directors, two Class II Directors and three Class III Directors.  The Class II Directors are up for re-election in 2014.

Based on the recommendation of the Governance Committee, the Board of Directors has nominated the following Directors for re-election to the classes noted below:

Name	Nominated for Re-Election to:	For a Term Expiring at the Annual Meeting of Stockholders in:
Gordon Hunter	Class II	2017
Peter J. Simone	Class II	2017

The following Directors will continue in their current positions for the term specified:

Name	Continuing in:	Term Expires at the Annual Meeting of Stockholders in:
Edward H. Braun	Class III	2015
Richard A. D’Amore	Class III	2015
Keith D. Jackson	Class III	2015
Roger D. McDaniel	Class I	2016
John R. Peeler	Class I	2016

The Company does not anticipate that the nominees for Director will be unable to serve, but if such a situation should arise, it is the intention of the persons named in the accompanying proxy to vote for the election of such other person or persons to fill the vacancy created thereby as the remaining members of the Board of Directors may recommend.

The Board of Directors recommends a vote “FOR” approval of the Director nominees named above.

MEMBERS OF THE BOARD OF DIRECTORS

The Directors of Veeco, including their ages, the year they joined the Board, and their committee memberships as of March 14, 2014, are as follows:

			Committee Membership
Name	Age	Director since	Audit	Compensation	Governance	Strategic Planning
Edward H. Braun	74	1990				Chair
Richard A. D’Amore	60	1990		X		X
Gordon Hunter	62	2010		X	Chair	X
Keith D. Jackson	58	2012	X
Roger D. McDaniel (1)	75	1998	X	Chair
John R. Peeler	59	2007				X
Peter J. Simone	66	2004	Chair		X

(1)                                 Mr. McDaniel also serves as Lead Director.

Edward H. Braun was Chairman and Chief Executive Officer of Veeco from January 1990 through July 2007, and Chairman from July 2007 through May 2012.  Mr. Braun led a management buyout of a portion of Veeco’s predecessor in January 1990 to form the Company.  He joined the predecessor in 1966 and held numerous executive positions during his tenure there.  Mr. Braun is a Director Emeritus of Semiconductor Equipment and Materials International (SEMI), a trade association, of which he was Chairman of the Board in 1993.  In addition, within the past five years, Mr. Braun served as a director of Axcelis Technologies, Inc. and Cymer, Inc.

Mr. Braun has been associated with Veeco and Veeco’s predecessor for over 40 years and brings to the Board extensive knowledge about our business operations and our served markets.  Mr. Braun also brings to the Board significant executive leadership and operational experience.  Mr. Braun’s prior business experience and board service, along with his long tenure at Veeco, give him a broad and extensive understanding of our operations and the proper role and function of the Board.

Richard A. D’Amore has been a General Partner of North Bridge Venture Partners, a venture capital firm, since 1994.  In addition, during the past five years, Mr. D’Amore served as a director of Phase Forward Incorporated and Solectron Corporation.

Mr. D’Amore brings a strong business background to Veeco, having worked in the venture capital field for over 30 years.  Mr. D’Amore has experience as a certified public accountant and gained substantial experience in overseeing the management of diverse organizations, having served as a board member on other public company boards and numerous private company boards.  As a result of this service, Mr. D’Amore has a broad understanding of the operational, financial and strategic issues facing public companies.  He has served on our Board for 20 years and through that service has developed extensive knowledge of our business.

Gordon Hunter is Chairman, President and Chief Executive Officer of Littelfuse, Inc., a global electronics company and provider of circuit protection products and solutions.  He also serves on the Council of Advisors of Shure Incorporated.  Mr. Hunter has been a director of Littelfuse since June 2002 and became Chairman, President and Chief Executive Officer of Littelfuse in January 2005.  Prior to joining Littelfuse, Mr. Hunter was Vice President of Intel Communications Group and General Manager of Intel’s Optical Products Group.  At Intel, Mr. Hunter was responsible for Intel’s access and optical communications business segments within the Intel Communications Group.  Prior to joining Intel in February 2002, he served as President of Elo TouchSystems, a subsidiary of Raychem Corporation.  Mr.

Hunter also served in a variety of positions during a 20 year career at Raychem Corporation, including Vice President of Commercial Electronics and a variety of sales, marketing, engineering and management positions.  Mr. Hunter also serves on the Board of CTS Corporation.

Mr. Hunter has substantial leadership and management experience, having served as the Chairman, President and Chief Executive Officer of Littelfuse and in various leadership roles at a number of other companies.  He has a strong background and valuable experience in the technology industry, gained from his tenure at Littelfuse, Intel and Raychem.  Mr. Hunter brings a broad understanding of the operational, financial and strategic issues facing public and private companies to the board as a result of his service on other public and private boards.

Keith D. Jackson has been President and Chief Executive Officer of ON Semiconductor Corporation since November 2002. Mr. Jackson has over 30 years of semiconductor industry experience. Before joining ON Semiconductor, he was with Fairchild Semiconductor Corporation, serving as Executive Vice President and General Manager, Analog, Mixed Signal, and Configurable Products Groups beginning in 1998, and, more recently, was head of its Integrated Circuits Group. From 1996 to 1998, he served as President and a member of the board of directors of Tritech Microelectronics in Singapore, a manufacturer of analog and mixed signal products. From 1986 to 1996, Mr. Jackson worked for National Semiconductor Corporation, most recently as Vice President and General Manager of the Analog and Mixed Signal division. He also held various positions at Texas Instruments Incorporated, including engineering and management positions, from 1973 to 1986. Mr. Jackson has served on the board of directors of the Semiconductor Industry Association since 2008.

Mr. Jackson has extensive international experience in product development, manufacturing, marketing and sales.  Mr. Jackson is uniquely qualified to bring strategic insight and industry knowledge to the Board, having served in numerous management positions in our industry.  In addition, Mr. Jackson brings to the Board his perspective as a director of other corporate boards.

Roger D. McDaniel, currently retired, was President and Chief Executive Officer of IPEC, Inc., which manufactured chemical-mechanical planarization (“CMP”) equipment for the semiconductor industry, from 1997 to April 1999.  Through August 1996, Mr. McDaniel was Chief Executive Officer of MEMC Electronic Materials, Inc., a producer of silicon wafers.  Mr. McDaniel is a past Chairman of SEMI and also serves on the board of Entegris, Inc.

Mr. McDaniel has significant experience in the process equipment and materials industry, having served as chief executive officer at several companies operating in this field.  Mr. McDaniel has also served on public and private boards, both domestic and international, which has resulted in a broad understanding of the operational, financial and strategic issues facing public and private companies.  Mr. McDaniel’s in-depth knowledge of our business and his extensive management experience are important aspects of his service on the Board.

John R. Peeler has been Chief Executive Officer and a Director of Veeco since July 2007, and Chairman since May 2012.  Prior thereto, he was Executive Vice President of JDS Uniphase Corp. (“JDSU”) and President of the Communications Test & Measurement Group of JDSU, which he joined upon the closing of JDSU’s merger with Acterna, Inc. (“Acterna”) in August 2005.  Before joining JDSU, Mr. Peeler served as President and Chief Executive Officer of Acterna.  Mr. Peeler joined a predecessor of Acterna in 1980 and served in a series of increasingly senior leadership roles including Vice President of Product Development, Executive Vice President and Chief Operating Officer, and President and CEO of TTC, the Communications Test equipment company.  Mr. Peeler also serves on the board of IPG Photonics Corporation.

Mr. Peeler has substantial industry and management experience, having served in senior management positions for the last 30 years culminating in his appointment as our Chief Executive Officer in 2007.  He has experience in managing diversified global companies and has a broad understanding of the challenges and opportunities facing public companies.

Peter J. Simone is a retired executive who currently serves as an independent consultant to several private companies and the investment community.  From June 2001 to December 2002, Mr. Simone was Executive Chairman of SpeedFam-IPEC, Inc., a semiconductor equipment company which was acquired by Novellus Systems, Inc.  From August 2000 to February 2001, Mr. Simone was President and a director of, and from January 2000 to August 2000 was a consultant to, Active Control eXperts, Inc., a supplier of precision motion control and smart structures technology.  From April 1997 to January 2000, Mr. Simone served as President and Chief Executive Officer and a director of Xionics Document Technologies, Inc.  Prior thereto, Mr. Simone spent 17 years with GCA Corporation, a manufacturer of semiconductor photolithography capital equipment, where he held various management positions, including president and director.  Mr. Simone is also a director of Monotype Imaging, Inc. and Newport Corporation.  Additionally, during the past five years, he served as a director of Cymer, Inc., Inphi Corporation and Sanmina-SCI Corporation.

Mr. Simone has held numerous executive positions in the technology and semiconductor industries.  Mr. Simone has also worked in the consulting field, advising private companies and the investment community.  Mr. Simone has served on a number of public and private boards and his experiences have resulted in a broad understanding of the operational, financial and strategic issues facing public and private companies.  He brings significant financial and operational management, as well as financial reporting, experience to the Board.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in the “Compensation Discussion and Analysis” below, our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals and the realization of increased stockholder value.  Please read the “Compensation Discussion and Analysis” beginning on page 23 for additional details about our executive compensation programs, including information about the fiscal year 2013 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.  Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors.  Our Board of Directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in the proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based on the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP (“EY”), an independent registered public accounting firm, to examine the financial statements of Veeco for the year ending December 31, 2014.  EY has been employed as the independent registered public accounting firm of Veeco since 1990.  The table below sets forth the aggregate amount of fees billed for professional services rendered by EY to the Company and its subsidiaries for the calendar years 2013 and 2012. Included in the fees for 2012 are services related to the accounting for the results of revenue recognition evaluations, accounting review for the years ended December 31, 2012, 2011, 2010 and 2009, as well as efforts to become current in periodic reporting obligations under the federal securities laws.

	For the Year
	Ended December 31,
	(in thousands)
	2013	2012
Audit Fees (1)	$1,765	$6,675
Audit-related Fees	—	—
Tax Fees (2)	71	265
Total	$1,836	$6,940

(1)                           The aggregate fees billed for professional services rendered by EY include charges for the audits of annual financial statements and internal control over financial reporting, review of quarterly financial statements and services that are normally provided by EY in connection with statutory and regulatory filings or engagements. Also included in 2012 are fees billed for services related to the accounting for the results of revenue recognition evaluations, accounting review and efforts to become current in periodic reporting obligations under the federal securities laws.

(2)                           Reflects the aggregate fees billed for professional services rendered by EY for worldwide tax compliance, tax advice and tax planning.

Audit Committee Pre-approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by EY, the Company’s independent registered public accounting firm.  The services include audit services, audit-related services, and tax services and may include, to a very limited extent, specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm.  Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it.  The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting.  The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. In addition, the Audit Committee may, as required, pre-approve particular services on a case-by-case basis.

All of the EY fees for 2013 and 2012 shown above were pre-approved by the Audit Committee.

Independence Assessment by Audit Committee

The Company’s Audit Committee considered and determined that the provision of the services provided by EY as set forth herein is compatible with maintaining EY’s independence.

Representatives of EY will be present at the Annual Meeting and may make a statement if they so desire.  They will also be available to respond to appropriate questions.

Stockholders are asked to ratify the action of the Board of Directors in making this appointment.  If this appointment is not ratified by the stockholders, the Audit Committee will reconsider the appointment.  Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different registered public accounting firm at any time during the year if the Audit Committee determines that such change would be in the Company’s and the stockholders’ best interests.

The Board of Directors recommends a vote “FOR” ratification of the appointment of EY as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for providing independent objective oversight of the Company’s auditing, accounting, financial reporting process, its system of internal controls, and legal and ethical compliance on behalf of the Board of Directors.  The Committee operates under a charter adopted by the Board, a copy of which is available on Veeco’s website (www.veeco.com).  Management has the primary responsibility for the financial statements and the reporting process including the system of internal control over financial reporting.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “2013 Annual Report on Form 10-K”) and the quarterly financial statements for 2013 with management, including the specific disclosures in the section entitled “Management Discussion and Analysis of Financial Condition and Results of Operations.”  The review with management included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by SAS 61, as amended by SAS 90, Communication with Audit Committees and PCAOB Auditing Standard No. 5, An Audit of Internal Control Over Financial Reporting That is Integrated With an Audit of Financial Statements and related Independence Rule and Conforming Amendments.  In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company including the matters in the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the matters required to be discussed by SAS 90 and considered the compatibility of non-audit services with the auditors’ independence and satisfied itself as to the independence of the independent registered public accounting firm.

During 2013, management evaluated the Company’s system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.  The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process.  In connection with this oversight, the

Committee received periodic updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting.  At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee also reviewed the report of management contained in the Company’s 2013 Annual Report on Form 10-K, as well as the Reports of Independent Registered Public Accounting Firm (included in the 2013 Annual Report on Form 10-K).  These reports related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluations in 2014.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits.  The Audit Committee meets with the internal auditors and independent registered public accounting firm with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.  The Committee held ten meetings during 2013.  In addition, the Chairman of the Audit Committee held numerous meetings during 2013 with the Company and with representatives of the independent registered public accounting firm in connection with the Accounting Review discussed above.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the 2013 Annual Report on Form 10-K for filing with the SEC.  The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s independent registered public accounting firm.

Keith D. Jackson

Roger D. McDaniel

Peter J. Simone (Chairman)

EXECUTIVE COMPENSATION

Executive Officers

The executive officers of Veeco, their ages and positions as of March 14, 2014, are as follows:

Name	Age	Position
John R. Peeler	59	Chairman and Chief Executive Officer
David D. Glass	54	Executive Vice President and Chief Financial Officer
William J. Miller, Ph.D.	45	Executive Vice President, Process Equipment
Peter Collingwood	53	Senior Vice President, Worldwide Sales and Service
John P. Kiernan	51	Senior Vice President, Finance, Corporate Controller and Treasurer

John R. Peeler has been Chief Executive Officer and a Director of Veeco since July 2007, and Chairman since May 2012.  Prior thereto, he was Executive Vice President of JDSU and President of the Communications Test & Measurement Group of JDSU, which he joined upon the closing of JDSU’s merger with Acterna, Inc. (“Acterna”) in August 2005.  Before joining JDSU, Mr. Peeler served as President and Chief Executive Officer of Acterna.  Mr. Peeler joined a predecessor of Acterna in 1980 and served in a series of increasingly senior leadership roles including Vice President of Product Development, Executive Vice President and Chief Operating Officer, and President and CEO of TTC, the Communications Test equipment company.  Mr. Peeler also serves on the board of IPG Photonics Corporation.

David D. Glass has been Executive Vice President and Chief Financial Officer of Veeco since January 2010.  Prior to joining Veeco, Mr. Glass served in various senior executive positions with Rohm and Haas Company, a $10 billion global specialty materials company that was acquired in 2009 by The Dow Chemical Company.  These positions included serving from 2007 to January 2010 as Chief Financial Officer of Rohm and Haas’ $2 billion Electronic Materials division and Chief Financial Officer of the Rohm and Haas Asia-Pacific region, serving from 2003-2007 as Rohm and Haas’ Corporate Controller.  Prior thereto, Mr. Glass was President of Toso-Haas, a stand-alone joint venture between Rohm and Haas and Tosoh Corporation.

William J. Miller, Ph.D. has been Executive Vice President, Process Equipment since December 2011, and was Executive Vice President, Compound Semiconductor from July 2010 until December 2011. Prior thereto, he was Senior Vice President and General Manager of Veeco’s MOCVD business since January 2009.  From January 2006 to January 2009, Dr. Miller was Vice President, General Manager of Veeco’s Data Storage equipment business.  He held leadership positions of increasing responsibility in both the engineering and operations organizations since he joined Veeco in November 2002.  Prior to joining Veeco, he held a range of engineering and operations leadership positions at Advanced Energy Industries.

Peter Collingwood has been Senior Vice President, Worldwide Sales and Service since January 2009.  From October 2008 to December 2008, he was Vice President and General Manager for Veeco’s European operations.  He joined Veeco from JDSU (formerly Acterna, which was formerly TTC), where he served as the Regional Vice President of Sales for Europe, Middle East and Africa for the Communications Test Division from April 2004 to September 2008.  Prior to that, he held various sales management positions at JDSU and JDSU’s predecessors from January 1987 to April 2004.

John P. Kiernan has been Senior Vice President, Finance, Chief Accounting Officer, Corporate Controller and Treasurer since December 2011.  From July 2005 to November 2011, he was Senior Vice President, Finance, Chief Accounting Officer and Corporate Controller.  Prior thereto, he was Vice President, Finance and Corporate Controller of Veeco from April 2001 to June 2005, Vice President and Corporate Controller from November 1998 to March 2001, and Corporate Controller from February 1995 to November 1998.  Prior to joining Veeco, Mr. Kiernan was an Audit Senior Manager at Ernst & Young LLP

from October 1991 through January 1995 and held various audit staff positions with Ernst & Young LLP from June 1984 through September 1991.

COMPENSATION DISCUSSION AND ANALYSIS

Veeco’s compensation programs for the named executive officers (“NEOs”) listed in the Summary Compensation Table and the Company’s other executives are designed to aid in the attraction, retention and motivation of these employees.  The Company seeks to foster a performance-oriented culture through these compensation programs by linking a significant portion of each executive’s compensation to the achievement of performance targets important to the success of the Company and its stockholders.  This Compensation Discussion and Analysis describes Veeco’s current compensation programs and policies, which are subject to change.

Executive Compensation Strategy and Objectives

The Company’s executive compensation strategy is designed to deliver competitive, performance-based total compensation that reflects our culture and the markets we serve. The primary objectives of Veeco’s executive compensation programs are to attract, retain and motivate executives critical to the Company’s long-term growth and success resulting in the creation of increased stockholder value without subjecting stockholders to unnecessary and unreasonable risks.  To this end, the Company has adopted the following guiding principles:

a.        Performance-based:  Compensation levels should be determined based on Company, business unit and individual results compared to quantitative and qualitative performance priorities set at the beginning of the performance period.  Additionally, the ratio of performance-based compensation to fixed compensation should increase with the level of the executive, with the greatest amount of performance-based at-risk compensation at the CEO level.

b.        Stockholder-aligned: Cash bonus metrics and equity-based compensation should represent a significant portion of potential compensation to more closely align the interests of executives with those of the stockholders.

c.        Fair and Competitive: Compensation levels should be fair, internally and externally, and competitive with overall compensation levels at other companies in our industry, including larger companies from which we may want to recruit.

Our compensation programs are comprised of four elements: base salary, cash bonus, equity-based compensation and benefits and perquisites.  Each of these programs is used to attract executives and reward them for performance results.  In addition to cash-based compensation, the Company uses equity-based compensation to (i) align the interests of executives with stockholders in the creation of long-term value, (ii) retain employees through the use of vesting schedules, and (iii) foster a culture of stock ownership. The Company provides cost-effective benefits and perquisites it believes are required to remain competitive, with the goal of promoting enhanced employee productivity and loyalty to the Company.

Additional information regarding each element of our compensation program is described below.

Process for Making Compensation Decisions

The Compensation Committee of the Board (the “Committee”) administers the Company’s compensation programs operating under a charter adopted by the Board of Directors.  This charter authorizes the Committee to interpret the Company’s compensation, equity and other benefit plans and establish the rules for their implementation and administration. The Committee consists of three non-employee directors who are appointed annually.  The Committee works closely with the Chief Executive

Officer (“CEO”) and the Senior Vice President, Human Resources and relies upon information provided by independent compensation consultants.

In making compensation decisions, the Committee considers the compensation practices and the competitive market for executives at companies with which we compete for talent.  To this end, the Company utilizes a number of resources which, during 2013, included:  meetings with Compensation Strategies, Inc., an independent compensation consultant; compensation surveys prepared by Radford; and executive compensation information compiled by Compensation Strategies, Inc. from the proxy statements of other companies, including a peer group.

In 2013, our peer group (the “Peer Group”) consisted of fifteen companies.  Following a review of companies operating in the same general industry as Veeco with revenues within a comparable range, one company, Novellus Systems, Inc., was removed from the Peer Group in 2013 because it was acquired during the period. For 2013, the Peer Group consisted of the following companies:

Applied Materials Inc.	Kulicke and Soffa Industries, Inc.
Axcelis Technologies Inc.	Lam Research Corporation
Brooks Automation Inc.	MKS Instruments, Inc.
Coherent Inc.	Newport Corporation
Cohu, Inc.	Teradyne, Inc.
Cymer, Inc.	Tessera Technologies, Inc.
GT Advanced Technologies Inc.	Ultratech Inc.
KLA-Tencor Corporation

Compensation Strategies uses statistical regression techniques to adjust market data to construct market pay levels that are reflective of Veeco’s size based on revenues.

The Company considers the executive compensation practices of the companies in its Peer Group and the Radford survey (hereinafter collectively, the “market data”) as only one of several factors in setting compensation.  The Company does not target a percentile range within the Peer Group and instead uses the market data only as a reference point in its determination of the types and amount of compensation based on its own evaluation.  For 2013, total compensation of Veeco’s NEOs and other executives is believed to be generally within the 50th to 75th percentile of the market, although individuals may be compensated above or below this level for various reasons including but not limited to competitive factors, Veeco’s financial and operating performance and consideration of individual performance and experience.

In addition to reviewing the market data, the Committee meets with the Company’s CEO and Senior Vice President, Human Resources to consider recommendations with respect to the compensation packages for the NEOs and other executives.  These recommendations include base salary levels, cash bonus targets, equity compensation awards and benefit and perquisite programs.  The Committee considers these recommendations along with other factors in determining specific compensation levels for the NEOs.

The Committee discusses the elements of the CEO’s compensation with him but makes the final decisions regarding his compensation without him present.  Prior to January 2014, the Committee’s charter provided that the Committee would present its recommendations to the full Board of Directors for final approval, without the CEO present.

Decisions regarding the Company’s compensation program elements are made by the Committee in regularly scheduled meetings.  The Committee also meets to consider ad hoc issues.  Issues of significant importance are frequently discussed over several meetings.  This practice provides the Committee with the opportunity to raise and address concerns before arriving at a decision.  Prior to each meeting, the Committee is provided with the written materials, information and analysis, as may be required to assist the Committee in its decision-making process.  To the extent possible, meetings of the Committee are conducted in person; where this is not possible, meetings are conducted telephonically.  The CEO and the

Senior Vice President, Human Resources are regularly invited to attend Committee meetings. The Committee meets privately in executive sessions to consider certain matters, including, but not limited to, the compensation of the CEO.

Elements of Our Compensation Program

The Company seeks to achieve its compensation objectives through four key elements of compensation:

•                Base Salary,

•                Cash Bonus,

•                Equity-based Compensation and

•                Benefits and Perquisites.

Base Salary

The Company pays base salaries to attract executives and reward them for performance.  Base salaries are determined in accordance with the responsibilities of each executive, market data for the position and the executive’s experience and individual performance.  The Company considers each of these factors but does not assign a specific value to any one factor.

Base salaries for executives are typically set during the first half of the year in conjunction with the Company’s annual performance management process.  However, in 2013, following a review of the market data and management’s recommendations in connection with the Company’s cost reduction initiatives, the Committee decided to maintain base salaries for the NEOs at their current levels.  For all of the NEOs other than Dr. Miller, this was the second consecutive year in which their base salaries were not increased.

Cash Bonus Plans

The Company has historically provided the opportunity for cash bonuses under its Management Bonus Plan and, in the case of sales executives including Mr. Collingwood, the Sales Commission Plan, to attract executives and reward them for performance consistent with the belief that a significant portion of the compensation of its executives should be performance-based.  As a result, individuals are compensated based on the achievement of specific financial and individual performance goals intended to correlate closely with stockholder value. The Company believes that the opportunity to earn cash bonuses motivates executives to meet Company performance objectives that, in turn, are linked to the creation of stockholder value.  The cost of bonus awards is factored into financial performance results before bonus awards are determined, ensuring that the cost of our bonus plans is included in our financial results.  Executives must generally be employees at the end of the applicable performance period to be eligible to receive a bonus for that period, a feature that aids in the retention of talent.

Notwithstanding the foregoing, in January 2013 the Committee elected to defer adoption of the 2013 Management Bonus Plan (the “2013 MBP”) for the first half of the year in connection with the Company’s cost-reduction efforts.  The Committee also confirmed its intention to consider reinstating the 2013 MBP for the second half of the year.  In July 2013, the Committee elected to not adopt a 2013 MBP.

On February 28, 2014, the Committee approved the 2014 Management Bonus Plan (the “2014 MBP”).  The 2014 MBP is primarily based on the financial performance of the Company, as measured by earnings before interest, income taxes and amortization (“EBITA”).  If EBITA targets are met or exceeded, a pool will be created, ranging from 10% of the target for minimum performance to 100% for target performance and 200% for maximum performance.  No award will be granted under the 2014 MBP if EBITA is less than the minimum performance level.  The bonus result, if any, will be applied to each participant’s target bonus and then divided into four secondary elements: (i) bookings; (ii) gross margin; (iii) ALD shipments; and (iv) individual performance.  Actual bonus awards will be based on these elements, as compared to targets, calculated independently and added together.  Awards under the secondary performance elements will range from 50% of target for minimum performance to 100% for target performance and 150% for maximum performance.  No awards will be earned for performance less than minimum performance levels.

Target bonus awards under the Management Bonus Plan for each NEO are expressed as a percentage of base salary.  For 2014, the target bonus for the CEO is 100%, and the annual target bonuses for Messrs. Collingwood and Kiernan and Dr. Miller are 30%, 50% and 70%, respectively.

Equity-Based Compensation

The Company believes that a substantial portion of an executive’s compensation should be awarded in equity since equity-based compensation is directly linked to stockholder interests.  The Company grants equity-based awards, such as stock options and restricted stock or restricted stock units (“restricted stock”), to the NEOs and certain other key employees to create a clear and meaningful alignment between compensation and stockholder return and to enable the NEOs and other employees to develop and maintain a stock ownership position.  Equity-based awards vest over time and are subject to the recipient’s continued employment, therefore also acting as a significant retention incentive.

The Company uses a combination of stock option grants and restricted stock awards as elements of a cost-effective, long-term incentive compensation strategy.  Because stock options have intrinsic value to the holder only if the Company’s stock price increases, the Committee believes that higher-level executives should receive a significant portion of their long term incentive in the form of stock options. The Committee believes that restricted stock awards are an effective means for retaining executives and creating stock ownership among the Company’s executives.

The Company considered several factors in the design of the 2013 annual equity award process.  Long term incentive compensation guidelines, denominated as a dollar value and based on the market data (as discussed above), were developed for each of the NEOs and the other executives.  The Company determined the value of its stock options based on the Black-Scholes option valuation methodology.  Restricted stock awards were valued at fair market value.  The guideline value for each NEO was then split between stock options and restricted stock awards with a designated ratio.

The Committee typically approves annual equity awards at a scheduled meeting, held during the two month period following the annual meeting of stockholders and during an open trading window in accordance with the Company’s Corporate Governance Guidelines.  The Committee has not granted, nor does it intend to grant, equity compensation to executives in anticipation of the release of material nonpublic or other information that could result in changes to the price of the Company’s stock. Furthermore, the Committee has not “timed,” nor does it intend to “time,” the release of material nonpublic information based on equity award grant dates.  As a result of the Accounting Review being conducted at the time equity awards would have normally been granted in 2013, the Committee determined that it was appropriate to delay the grant of 2013 equity awards until the Accounting Review was completed and following the subsequent annual meeting of stockholders.

The actual number of stock options or restricted stock awards granted to each individual was based on several factors including, but not limited to, a fixed budget for awards, the Company’s guidelines (as described above), the individual’s level of responsibility, past performance and ability to affect future Company performance, noteworthy achievements and the value of unvested awards (which serves as a significant element of retention).  The CEO applied these factors, in a review of each of his direct reports, and made equity award recommendations to the Committee.  The CEO discussed the rationale for his recommendations with the Committee.

The Committee considered the following factors in determining the equity awards for each NEO.  Stock option awards and restricted stock grants to Mr. Peeler are discussed under “Compensation of the

Chief Executive Officer” below.  Dr. Miller’s equity awards were determined after taking into account his continued strong contributions to the Company’s Process Equipment business and the total value of his compensation when compared to market data.  Mr. Collingwood’s equity awards reflect his significant contributions to the Company’s global sales and services organization over the previous year and the total value of his compensation when compared to market data.  Mr. Kiernan’s equity awards were determined after taking into account his contributions to the Company and the total value of his compensation package compared to market data.

On December 13, 2013, following the annual meeting of stockholders, the Committee approved a schedule setting forth all awards, including the number of stock options and restricted shares, to all employees including the NEOs, on an individual-by-individual basis (except for awards to the CEO, which were proposed to and approved by the Board).  The Committee granted the following awards to the NEOs:

		Stock Options		Restricted Stock
Name	Date of Grant	Amount	Exercise Price	Amount	Fair Market Value Per Share
John Peeler	12/13/13	60,330	$30.47	41,810	$30.47
William Miller	12/13/13	16,000	$30.47	34,900	$30.47
Peter Collingwood	12/13/13	8,800	$30.47	24,700	$30.47
John Kiernan	12/13/13	8,000	$30.47	23,250	$30.47

The stock option exercise price for all awards granted on December 13, 2013 is the closing price of Veeco common stock on the trading day prior to the grant date ($30.47).  The stock option awards have a term of ten years from the grant date and become exercisable over a three year period with one third of the award becoming exercisable on each of the first three anniversaries of the grant.  All restricted stock awards granted on December 13, 2013 are scheduled to vest one third per year on each of the second, third and fourth anniversaries of the date of grant.

Say-on-Pay

Our Board of Directors, the Committee and our management value the opinions of our stockholders. We have determined that our stockholders should vote on a say-on-pay proposal each year.  At the 2013 annual meeting of stockholders, approximately 87% of the votes cast on the say-on-pay proposal were in favor of our named executive officer compensation. The Board of Directors and the Committee reviewed the final vote results and we did not make any changes to our executive compensation program as a result of the vote results.

Benefits and Perquisites

The Company provides the benefits and perquisites to its executive officers that it believes are required to remain competitive, with the goal of promoting enhanced employee productivity and loyalty to the Company.  The Committee periodically reviews the levels of benefits and perquisites provided to executive officers.  The NEOs participate in the Company’s 401(k) savings plan and other benefit plans on the same basis as other similarly-situated employees.  The Company provides a 401(k) savings plan under which it provides matching contributions of fifty cents for every dollar an eligible employee contributes, up to 6% of such employee’s eligible compensation.  The plan calls for vesting of Company contributions over the initial five years of a participant’s employment with the Company.  The Company also provides group term life insurance for its employees, including the NEOs.  The amounts of the Company’s 401(k) matching contributions and group term life insurance premiums for the NEOs are included under the caption “All Other Compensation” in the Summary Compensation Table.  The Company also provides a car allowance for each of the NEOs.  Such amounts are also included under the caption “All Other Compensation” in the Summary Compensation Table.  The Company does not maintain other perquisite programs, such as post-

retirement health and welfare benefits, defined or supplemental pension benefits or deferred compensation arrangements.

The Company adopted, in early 2009, the Senior Executive Change in Control Policy intended to provide specified executives, including Messrs. Collingwood, Glass and Kiernan and Dr. Miller, with certain severance benefits in the event that their employment is terminated under qualifying circumstances related to a change in control.  The Committee recognizes that, as is the case for most publicly held companies, the possibility of a change in control exists, and the Company wishes to ensure that the NEOs are not disincentivized from discharging their duties in respect of a proposed or actual transaction involving a change in control. Accordingly, the Company wanted to provide additional inducement for such NEOs to remain in the employ of the Company.

Compensation of the Chief Executive Officer

Mr. Peeler’s compensation for 2013, which is consistent with the compensation objectives expressed herein and determined in connection with his hiring in 2007, was designed to successfully recruit him to and retain him at Veeco.  His package originally reflected compensation at his previous employer, including its efforts to retain him, and a review of the market data for CEO compensation.  The principal elements of Mr. Peeler’s compensation package include:  (i) a base salary of $600,000, which was increased to $700,000 in 2011 and maintained at that level for 2012 and 2013; (ii) eligibility for an annual Management Bonus Plan award equal, at target, to 100% of his base salary (which, as discussed above, was not awarded in 2013); and (iii) a car allowance of $1,500 per month.  In August 2013, the Company increased Mr. Peeler’s vacation accrual schedule from four to five weeks per year.

In addition, the Company reimburses Mr. Peeler’s reasonable housing and related transportation expenses.  On April 25, 2012, the Company amended its employment agreement with Mr. Peeler to extend, through April 25, 2015, the Company’s obligation to reimburse the reasonable housing expenses of Mr. Peeler in the Plainview, New York area and his transportation expenses to/from the Plainview area from/to his home in Maryland, provided that such amounts shall not exceed $150,000 per year including tax gross-ups for these amounts. For 2013, the actual expenses associated with Mr. Peeler’s housing and transportation allowance were approximately $52,021 (which amount, when grossed-up for tax purposes, totaled approximately $113,014).

Mr. Peeler’s 2013 equity compensation was comprised of a combination of stock options and restricted stock.  In conjunction with an analysis of Mr. Peeler’s total compensation package, and taking into consideration market data, his strong performance during 2013 and the importance of retaining him, the Committee formulated an equity compensation recommendation, proposed this recommendation to the full Board of Directors which approved the recommendation, and on December 13, 2013, Mr. Peeler received a stock option award to purchase 60,330 shares of Veeco common stock and a restricted stock award of 41,810 shares of Veeco common stock, the combined value of which was consistent with the equity compensation practices described above.  Mr. Peeler’s stock options have an exercise price equal to the closing price of Veeco common stock on the trading day prior to the grant date and are subject to the same terms as the Company’s other stock option awards, as described above.

The Committee reviewed a tally sheet setting forth the components of compensation for Mr. Peeler, including base salary, annual incentive bonus, stock option and restricted stock grants, potential stock option and restricted stock gains, the dollar value to Mr. Peeler and cost to the Company of all perquisites and other personal benefits.  Based on its review, the Committee concluded that Mr. Peeler’s compensation, in the aggregate, is reasonable and appropriate in light of our desire to retain him, the stated objectives of the Company’s compensation programs and the Company’s financial and operating performance.

Compensation of the Chief Financial Officer

On January 18, 2010, Mr. Glass joined the Company as Executive Vice President and Chief Financial Officer.  In connection with his appointment, the Company entered into an agreement with Mr. Glass.  Pursuant to the terms of the agreement, Mr. Glass was paid an annual base salary of $360,000 (which was increased to $385,000 in 2011 and maintained at that level for 2012 and 2013).  He is eligible to participate in the Company’s Management Bonus Plan, with a target bonus of 70% of base salary. Mr. Glass also receives a car allowance of $700 per month.  Mr. Glass is eligible for certain severance benefits in the event his employment is terminated by the Company without cause or by him for good reason, including 18 months of salary continuation and extended stock option exercise rights for up to 12 months following separation, not to exceed the expiration date of the option.  Mr. Glass has been named as a participant in the Company’s Senior Executive Change in Control policy.

On December 9, 2013, Mr. Glass elected to retire from Veeco.  Veeco has retained a search firm to assist in recruiting a new CFO.  To facilitate a smooth transition, Mr. Glass will continue in his current role, for up to six months, until a successor is named.  In exchange for agreeing to stay for up to six months, Mr. Glass will be credited with service for equity vesting purposes through June 9, 2014, even if the service period ends sooner, and he will be eligible to receive the separation benefits described in the letter agreement between him and Veeco, dated December 17, 2009.

Compensation Recoupment Policy

In January 2014, the Company adopted a Compensation Recoupment Policy (the “Clawback Policy”) for certain employees, including the NEOs. Under the Clawback Policy, in the event of a financial restatement due to fraud or intentional illegal conduct as determined by the independent members of the Board of Directors, a culpable executive officer may be required to reimburse the Company for performance-based cash compensation if the amount of such compensation would have been lower had it been calculated based on such restated financial statements.

Stock Ownership Guidelines

In January 2014, the Company established stock ownership guidelines for certain employees, including the NEOs, and the Company’s Directors.  Under these guidelines, each covered individual has five years to reach the minimum levels of Veeco common stock ownership identified by the Stock Ownership Guidelines.  Minimum ownership levels, measured as of December 31st of the most recently completed year, are as follows:

•                  Directors are required to hold Veeco stock with a value equal to at least three times the directors’ annual cash retainers (excluding retainers for committee or lead director service);

•                  Veeco’s CEO is required to hold Veeco stock with a value equal to at least four times his base salary;

•                  Executive Vice Presidents are required to hold Veeco stock with a value equal to at least two times their base salaries; and

•                  Other covered executive officers are required to hold Veeco stock with a value equal to at least their base salaries.

Anti-Hedging/Anti-Pledging Policy

The Company has adopted an insider trading policy which incorporates anti-hedging and anti-pledging provisions. Consequently, no employee, executive officer or director may enter into a hedge or pledge of the Company’s common stock.

Financial and Tax Considerations

In designing our compensation programs, the Company takes into account the financial impact and tax effects that each element will or may have on the Company and the executives.  Section 162(m) of the Internal Revenue Code limits Veeco’s tax deduction to $1,000,000 per year for compensation paid to each of the NEOs, unless certain requirements are met.  The Committee’s present intention is to structure executive compensation so that it will be predominantly deductible, while maintaining flexibility to take actions which it deems to be in the best interest of Veeco and its stockholders, even if these actions may result in Veeco paying certain items of compensation that may not be fully deductible.

Conclusion

Attracting and retaining talented and motivated management and key employees is essential to creating long-term stockholder value.  Offering a competitive, performance-based compensation program with a substantial equity component helps to achieve this objective by aligning the interests of the executive officers and other key employees with those of stockholders.  We believe that Veeco’s 2013 compensation program met these objectives and that the Company’s 2014 compensation program is appropriate in light of the challenges facing the Company and its employees.

Compensation Committee Report

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for 2013.  Based on the review and the discussions, the Committee recommended to the Board of Directors (and the Board approved), that the Compensation Discussion and Analysis be included in Veeco’s Proxy Statement for its 2014 Annual Meeting of Stockholders.

This report is submitted by the Committee.

Richard A. D’Amore

Gordon Hunter

Roger D. McDaniel (Chairman)

Summary Compensation Table

The following table sets forth a summary of annual and long-term compensation awarded to, earned by, or paid for the fiscal year ended December 31, 2013 to (a) the principal executive officer of Veeco, (b) the principal financial officer of Veeco, and (c) each of the next three most highly compensated executive officers (as defined in Rule 3b-7 under the Exchange Act) of Veeco serving at the end of the year (the “NEOs”).

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non- Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
John R. Peeler Chairman and CEO	2013 2012 2011	700,000 700,000 681,154	— — —	1,273,951 990,000 858,220	746,885 1,263,659 741,194	— 355,135 559,773	139,697 120,881 117,944	2,860,533 3,429,676 2,958,285
David D. Glass EVP and CFO	2013 2012 2011	385,000 385,000 378,269	— — —	— 313,500 351,560	— 473,872 301,622	— 136,727 216,670	16,602 16,452 76,284	401,603 1,325,552 1,324,406
William J. Miller, Ph.D. EVP, Process Equipment	2013 2012 2011	415,001 414,425 371,538	— — —	1,063,403 336,600 538,235	198,080 552,851 468,062	— 147,382 172,163	16,410 16,140 11,640	1,692,895 1,467,398 1,561,639
Peter Collingwood SVP, Worldwide Sales and Service (6)	2013 2012 2011	308,061 423,435 290,625	— — —	752,609 214,500 180,950	108,944 315,915 163,671	98,952 128,433 152,401	59,575 294,374 467,220	1,328,141 1,376,658 1,254,867
John P. Kiernan, SVP, Finance, Corp. Controller and Treasurer	2013 2012 2011	286,624 286,624 283,656	60,000 — 30,000	708,428 189,750 180,950	99,040 292,221 163,671	— 72,707 115,684	16,602 16,452 41,760	1,170,694 857,755 815,721

(1)         Reflects recognition awards paid to Mr. Kiernan in 2013 (in recognition of his assistance in connection with the Accounting Review) and 2011 (in recognition of his accomplishments during his temporary assignment to Veeco’s Shanghai office in 2010 and 2011).  All other bonuses were either performance-based bonuses pursuant to the Company’s Management Bonus Plan, which are reflected under the column labeled “Non-Equity Incentive Plan Compensation,” or signing bonuses, which are reflected under the column labeled “All Other Compensation,” in accordance with SEC rules.

(2)         Reflects awards of restricted stock.  In accordance with SEC rules, the amounts shown above reflect the grant date fair value of the stock awards.  The amounts shown relate to the following stock awards:

Grant Date	Grant Date Fair Value	Name	Number of Shares
6/9/2011	$51.70	J. Peeler	16,600
		D. Glass	6,800
		W. Miller	6,800
		P. Collingwood	3,500
		J. Kiernan	3,500
12/1/2011	$24.89	W. Miller	7,500
5/25/2012*	$33.00	J. Peeler	30,000
		D. Glass	9,500
		W. Miller	10,200
		P. Collingwood	6,500
		J. Kiernan	5,750
12/13/2013	$30.47	J. Peeler	41,810
		W. Miller	34,900
		P. Collingwood	24,700
		J. Kiernan	23,250

*The restricted stock awards granted to the NEOs on May 25, 2012 were subject to the achievement of designated performance criteria which was determined to have not been met in 2013, causing the awards to be forfeited before they could vest.

(3)         In accordance with SEC rules, the amounts shown reflect the grant date fair value of the option awards.  Assumptions used in the calculation of these amounts are included in Note 8 to the Company’s audited financial statements for the fiscal year ended December 31, 2013, included in the 2013 Annual Report on Form 10-K (the “Consolidated Financial Statements”).  The amounts shown relate to the following option awards:

Grant Date	Grant Date Fair Value	Name	Number of Shares
6/9/2011	$23.38	J. Peeler	31,700
		D. Glass	12,900
		W. Miller	12,900
		P. Collingwood	7,000
		J. Kiernan	7,000
12/1/2011	$11.10	W. Miller	15,000
5/25/2012	$15.80	J. Peeler	80,000
		D. Glass	30,000
		W. Miller	35,000
		P. Collingwood	20,000
		J. Kiernan	18,500
12/13/2013	$12.38	J. Peeler	60,330
		W. Miller	16,000
		P. Collingwood	8,800
		J. Kiernan	8,000

(4)         Reflects profit-sharing and cash bonuses paid under the Company’s Management Bonus Plan and commissions. Profit-sharing, bonuses and commissions listed for a particular year represent amounts earned with respect to such year even though all or part of such amount may have been paid during the following year.  These amounts are comprised of the following:

Name	Year	Profit Sharing Plan ($)	Bonus Plan ($)	Special Profit Sharing Plan ($)	Commissions ($)		Total Non- Equity Incentive Plan Compensation ($)
J. Peeler	2013 2012* 2011	— 154,652 265,159	— 200,483 294,614	— — —			— 355,135 559,773
D. Glass	2013 2012* 2011	— 59,541 103,244	— 77,186 113,426	— — —			— 136,727 216,670
W. Miller	2013 2012* 2011	— 64,181 86,657	— 83,201 85,506	— — —			— 147,382 172,163
P. Collingwood	2013 2012* 2011	— 20,347 35,576	— 27,549 38,763	— — —	98,952 80,537 78,061	**	98,952 128,433 152,400
J. Kiernan	2013 2012* 2011	— 31,662 55,367	— 41,045 60,316	— — —			— 72,707 115,684

* Following the conclusion of the Accounting Review and the completion of the Company’s 2012 financial statements, it was determined that the 2012 MPSP awards paid for Q3 2012 were overstated relative to adjusted financial results.  Excess Q3 2012 MPSP payments were subsequently deducted from awards otherwise payable under the 2012 Management Bonus Plan.  The amounts shown above reflect awards actually paid.

** A portion of this amount ($47,240) reflects commissions that may be earned by Mr. Collingwood upon the recognition of revenue associated with orders booked in 2013.

(5)         All Other Compensation for 2013 consists of car allowance, 401(k) matching contribution, premiums for group term life insurance, relocation\housing allowance, and in the case of Mr. Collingwood, car lease payments and an employer UK pension contribution.

Name	Car Allowance \ Lease ($)	401(k) Matching Contribution ($)		Premium for Group Term Life Insurance ($)	Relocation \ Housing Allowance ($)	Veeco- Funded Tax Payments ($)	Separation Payments ($)	Total Other Compensation ($)
J. Peeler	18,000	7,650		1,032	113,014			139,697
D. Glass	8,400	7,650		552				16,602
W. Miller	8,400	7,650		360				16,140
P. Collingwood	22,522	37,053	*					59,575
J. Kiernan	8,400	7,650		552				16,602

*Amount reflects an employer UK pension contribution made on Mr. Collingwood’s behalf in 2013.

(6)         During 2013, Mr. Collingwood was based in the United Kingdom and his compensation was tendered in Great Britain Pounds (GBP).  For purposes of these tables, this compensation has been converted to United States Dollars (USD) at a rate of 1 GBP = 1.5640 USD, which was the average exchange rate for 2013.  Mr. Collingwood’s salary for 2012 included a special allowance of $20,000 per month for a six month period in connection with his temporary assignment to Veeco’s Shanghai office in 2012.

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants to each NEO during 2013 of stock options, shares of restricted stock and restricted stock units made under the Company’s 2010 Stock Incentive Plan (as amended, the “2010 Plan”).  The option, restricted stock and restricted stock unit awards are also included in the Stock Awards and Option Awards columns of the Summary Compensation Table.  The options granted under the 2010 Plan have a ten-year life.  The options vest one third per year on each of the first, second and third anniversaries of the date of grant.  One third of the shares of restricted stock vest on each of the second, third and fourth anniversaries of the date of grant.  Holders of restricted stock are entitled to dividends to the same extent as holders of unrestricted stock.

					All Other Stock Awards:	All Other Option Awards:	Exercise	Market Price
		Estimated Future Payouts			Number	Number of	or Base	on	Grant Date
		Under Non-Equity			of Shares	Securities	Price of	Date of	Fair Value of
		Incentive Plan Awards (1)			of Stock	Underlying	Option	Grant	Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	or Units (#)	Options (#)	Awards ($/Sh) (2)	($/Sh) (3)	Option Awards ($)
J. Peeler	12/13/2013 12/13/2013				41,810	60,330	30.47		1,273,951 746,885
W. Miller	12/13/2013 12/13/2013				34,900	16,000	30.47		1,063,403 198,080
P. Collingwood	12/13/2013 12/13/2013				24,700	8,800	30.47		752,609 108,944
J. Kiernan	12/13/2013 12/13/2013				23,250	8,000	30.47		708,428 99,040

(1)         The Company did not grant any long-term cash or other non-equity incentive plan awards in 2013.

(2)         The exercise price reflects the closing price of Veeco common stock on the trading day immediately preceding the grant date, as provided under the terms of the 2010 Plan.

(3)         Reflects the closing market price of Veeco common stock on the date of grant for dates, if any, on which the option exercise price was less than the closing price on the date of grant.  Under the 2010 Plan, option exercise prices are based on the closing price on the trading day immediately preceding the date of grant.  The date-prior closing price was originally chosen when the 2010 Plan was adopted to facilitate administration of the plan, approval and issuance of awards and reporting of awards under applicable SEC rules.

Outstanding Equity Awards at Fiscal Year End

The following table provides certain information as of December 31, 2013, concerning unexercised options and stock awards including those that had been granted but not yet vested as of such date for each of the NEOs.  The value of stock awards shown below is based upon the fair market value of the Company’s common stock on December 31, 2013, which was $32.91 per share.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
J. Peeler	83,334 58,334 100,000 150,000 84,400 21,133 26,666	10,567 53,334 60,330	20.74 17.48 8.82 12.36 34.13 51.70 33.00 30.47	6/30/2014 6/11/2015 5/17/2016 6/28/2016 6/10/2020 6/8/2021 5/24/2022 12/12/2023	11,067 41,810	364,215 1,375,967
D. Glass	33,334 15,000 8,600 10,000	4,300 20,000	32.58 34.13 51.70 33.00	1/17/2017 6/10/2020 6/8/2021 5/24/2022	8,334 4,534	274,272 149,214
W. Miller	1,000 3,334 5,834 13,334 13,334 41,000 8,600 10,000 11,666	4,300 5,000 23,334 16,000	18.11 16.37 17.48 8.82 12.36 34.13 51.70 24.89 33.00 30.47	6/7/2014 11/8/2014 6/11/2015 5/17/2016 6/28/2016 6/10/2020 6/8/2021 11/30/2021 5/24/2022 12/12/2023	2,334 4,534 5,001 34,900	76,812 149,214 164,583 1,148,559
P. Collingwood	25,800 4,666 6,666	2,334 13,334 8,800	34.13 51.70 33.00 30.47	6/10/2020 6/8/2021 5/24/2022 12/12/2023	1,167 2,334 24,700	38,406 76,812 812,877
J. Kiernan	4,584 4,584 11,734 4,666 6,166	2,334 12,334 8,000	8.82 12.36 34.13 51.70 33.00 30.47	5/17/2016 6/28/2016 6/10/2020 6/8/2021 5/24/2022 12/12/2023	767 2,334 23,250	25,242 76,812 765,158

(1)         The option awards which were not vested as of December 31, 2013 are scheduled to vest one third per year on each of the first, second and third anniversaries of the grant date.  The restricted stock awards which were not vested as of December 31, 2013 are scheduled to vest as follows:

(a)  The vesting of restricted stock awards granted in June 2010, other than to Messrs. Peeler and Glass, is scheduled to occur one third per year on each of the second, third and fourth anniversaries of the grant date.  The June 2010 restricted stock awards to Messrs. Peeler and Glass were granted in the form of performance restricted stock units, the criteria for which was determined to have been met and these awards have now fully vested.

(b)  The June 2011 restricted stock awards to all NEOs were granted in the form of performance restricted stock awards.  In July 2012, the designated performance criteria for these awards was determined to have been met and the time-based vesting associated with these awards has commenced.

(c)  The May 2012 restricted stock awards to all NEOs were granted in the form of performance restricted stock awards.  In November 2013 the designated performance criteria for these awards was determined to have not been met, causing the awards to be forfeited before they could vest.

(d)  The December 2013 restricted stock awards to all NEOs are scheduled to vest one third per year on each of the second, third and fourth anniversaries of the grant date.

In all cases, except as otherwise specified, vesting of stock options and restricted stock is subject to the recipient’s continued employment.  The grant dates for the awards shown above which were not vested as of December 31, 2013 are as follows:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date	Number of Shares That Have Not Vested (#)	Restricted Stock Grant Date
J. Peeler	10,567 53,334 60,330	51.70 33.00 30.47	6/9/2011 5/25/2012 12/13/2013	11,067 41,810	6/9/2011 12/13/2013
D. Glass	4,300 20,000	51.70 33.00	6/9/2011 5/25/2012	8,334 4,534	1/18/2010 6/9/2011
W. Miller	4,300 5,000 23,334 16,000	51.70 24.89 33.00 30.47	6/9/2011 12/1/2011 5/25/2012 12/13/2013	2,334 4,534 5,001 34,900	6/11/2010 6/9/2011 12/1/2011 12/13/2013
P. Collingwood	2,334 13,334 8,800	51.70 33.00 30.47	6/9/2011 5/25/2012 12/13/2013	1,167 2,334 24,700	6/11/2010 6/9/2011 12/13/2013
J. Kiernan	2,334 12,334 8,000	51.70 33.00 30.47	6/9/2011 5/25/2012 12/13/2013	767 2,334 23,250	6/11/2010 6/9/2011 12/13/2013

Options Exercises and Stock Vested During 2013

The following table sets forth certain information concerning the exercise of stock options and the vesting of shares of restricted stock during the last fiscal year for each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
J. Peeler	—	—	9,033	323,885
D. Glass	—	—	11,266	362,997
W. Miller	—	—	11,598	442,495
P. Collingwood	33,336	668,671	5,667	178,598
J. Kiernan	—	—	7,933	314,132

(1)         Includes the following shares of stock surrendered to the Company and/or sold to satisfy tax withholding obligations due upon the vesting of restricted stock:

Name	Number of Shares Withheld and/or Sold for Tax Withholding (#)
J. Peeler	4,122
D. Glass	4,309
W. Miller	5,564
P. Collingwood	1,360
J. Kiernan	2,919

Equity Compensation Plan Information

The following table sets forth information regarding our common stock that may be issued under our equity compensation plans as of December 31, 2013.

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted average exercise price of outstanding options, warrants, and rights (1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,870,301	$28.17	2,775,167
Equity compensation plans not approved by security holders (2)	210,800	$37.70	—
Total	3,081,101		2,775,167

(1)                                 The calculation of the weighted average exercise price includes only stock options and does not include the outstanding restricted stock units which do not have an exercise price.

(2)                                 In connection with our acquisition of Synos on October 1, 2013, equity awards were granted to Synos’ employees, pursuant to our 2013 Inducement Stock Incentive Plan, in order to create a retention incentive for those employees. There are no awards available for future grant under the Inducement Plan.

The Company maintains the 2010 Plan to provide for equity awards to employees, directors and consultants.  In the past, the Company had maintained certain other stock option plans, including plans not approved by the Company’s security holders.  No awards are available for future grant under such plans, although past awards under these plans may still be outstanding.  A brief description of the plans follows.

Plans Approved by Security Holders

The 2010 Plan was approved by the Board of Directors and by the Company’s security holders in May 2010.  The 2010 Plan provides for the issuance of up to 6,750,000 shares of Common Stock pursuant to stock options, restricted stock, restricted stock units, stock appreciation rights, and dividend equivalent rights (collectively, the “awards”).  As of December 31, 2013, 1,746,092 options were outstanding under the 2010 Plan.  The term of any award granted under the 2010 Plan shall be the term stated in the award agreement, provided, however, that the term of awards may not be longer than ten years (or five years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company), excluding any period for which the participant has elected to defer the receipt of the shares or cash issuable pursuant to the award and any deferral program the administrator of the 2010 Plan may establish in its discretion.

The Veeco 2000 Stock Incentive Plan (as amended, the “2000 Plan”), provided for the grant of up to 8,530,000 share-equivalent awards (either shares of restricted stock, restricted stock units or options to purchase shares of Common Stock).  Stock options granted pursuant to the 2000 Plan expire after seven (7) years and generally become exercisable over a three-year period following the grant date.  In addition, the 2000 Plan provided for automatic annual grants of shares of restricted stock to each non-employee Director of the Company having a fair market value in the amount determined by the Compensation Committee from time to time.  The 2000 Plan expired on April 3, 2010.  As a result, no further awards are available for grant under the 2000 Plan and this plan cannot be used for future awards.  As of December 31, 2013, 727,552 awards were outstanding under the 2000 Plan.

Plans Not Approved by Security Holders

In connection with the Company’s acquisition of Synos Technology, Inc. on October 1, 2013, the Board of Directors granted equity awards to 52 former Synos employees. The equity awards were granted under the Company’s 2013 Inducement Stock Incentive Plan, which the Board of Directors adopted to facilitate the granting of equity awards as an inducement to these employees to commence employment with Veeco.  Awards granted to Synos employees as a part of this plan were comprised of (i) 124,500 stock options that will vest, subject to the recipients’ continued service, over a three year period with one-third of each award vesting on each of the first three anniversaries of the award (the stock option awards have a ten-year term); (ii) 62,500 restricted stock units that will vest, subject to the recipients’ continued service, over a four year period with one third of each award vesting on each anniversary of the award, beginning with the second anniversary; and (iii) 24,500 restricted stock units that will vest, subject to the recipients’ continued service, on the second anniversary of the award.  There are no awards available for future grant under the 2013 Inducement Stock Incentive Plan.

Potential Payments Upon Termination or Change in Control

The Company has entered into an employment agreement or letter agreement with each of the NEOs.  These agreements provide for the payment of severance and certain other benefits to the executive in the event: (i) the executive’s employment is terminated by Veeco without “cause” (defined as specified serious misconduct); (ii) the executive resigns for “good reason”; or (iii) in the case of Mr. Peeler, in the event of death or disability.  “Good reason” is defined in the employment and letter agreements as (a) a salary reduction, other than pursuant to a management-wide salary reduction program, (b) in the case of Mr. Peeler, an involuntary relocation of the executive’s primary place of work by more than 50 miles from its then current location, (c) in the case of Mr. Peeler, an involuntary diminution in position, title, responsibilities, authority or reporting responsibilities; (d) in the case of Messrs. Peeler and Glass, a significant reduction in total benefits available (other than a reduction affecting employees generally); and (e) in the case of Mr. Peeler, involuntarily ceasing to be a member of the Board.  The nature and extent of the benefits payable vary from executive to executive and, for Mr. Glass, vary depending on whether the termination occurs in connection with or following a “change of control.”  The specific benefits payable to each individual under these agreements are described below.  Payment of these severance and other benefits is conditioned on the executive’s release of claims against the Company and on non-competition and non-solicitation provisions applicable during the period in which executive is entitled to severance payments, as described below.  If the termination is for “cause” or by the executive without “good reason,” the severance obligations do not apply.  These agreements contain provisions intended to ensure that payments under the agreement comply with Section 409A of the Code.  Such provisions may have the effect of delaying or accelerating certain payments under the agreements.  The description of the employment agreements and letter agreements contained herein is a summary only.  Reference is made to the full text of these agreements which have been filed previously with the SEC.

Peeler Agreement.  The Company has entered into an employment agreement with Mr. Peeler dated July 1, 2007 and amendments thereto dated June 12, 2008, December 31, 2008, June 11, 2010 and April 25,

2012.  Under the agreement, in the event of a specified termination as described above, Mr. Peeler will be entitled to severance in an amount equal to 36 months of base salary and he will be entitled to a payment equal to his target bonus for the year of termination, pro-rated for the period of his service during such year.  In addition, upon any such termination: (i) Mr. Peeler will have 36 months (or until the end of the original term of the options, if earlier) to exercise options to purchase common stock of Veeco which are or become vested and are held by Mr. Peeler at the time of such termination; (ii) the vesting of any options which are held by the executive at the time of such termination will be accelerated; and (iii) the vesting of any shares of restricted stock held by Mr. Peeler at the time of such termination will be accelerated and restrictions with regard thereto shall lapse.  In addition, if Mr. Peeler elects to continue healthcare coverage under COBRA, then his contributions will be at the same Company-subsidized rates which Mr. Peeler would have paid had his employment not been terminated.

Glass Agreement.  The Company has entered into a letter agreement with Mr. Glass dated December 17, 2009.  Under the agreement, in the event of a specified termination as described above, Mr. Glass will be entitled to severance in an amount equal to 18 months of base salary.  In addition, upon any such termination: (i) Mr. Glass will have 12 months (or until the end of the original term of the options, if earlier) to exercise options to purchase common stock of Veeco which were granted after the date of the employment agreement and which are or become vested and are held by Mr. Glass at the time of such termination; and (ii) if such termination occurs within 12 months following a change of control, the vesting of any such options which are held by the executive at the time of such termination will be accelerated.  In addition, if Mr. Glass elects to continue healthcare coverage under COBRA, then his contributions during the period in which he is receiving severance under the agreement will be at the same Company-subsidized rates which Mr. Glass would have paid had his employment not been terminated.  On December 9, 2013, Mr. Glass elected to retire from Veeco.  To facilitate a smooth transition, Mr. Glass will continue in his current role, for up to six months, until a successor is named.  In exchange for agreeing to stay for up to six months, Mr. Glass will be credited with service for equity vesting purposes through June 9, 2014, even if the service period ends sooner, and he will be eligible to receive the separation benefits described in the letter agreement between him and Veeco dated December 17, 2009.

Miller Agreement.  The Company has entered into a letter agreement with Dr. Miller dated January 30, 2012.  Under the agreement, in the event of a specified termination as described above, Dr. Miller will be entitled to severance in an amount equal to 12 months of base salary.  In addition, upon any such termination: (i) Dr. Miller will have 12 months (or until the end of the original term of the options, if earlier) to exercise vested options to purchase common stock of Veeco which are held by Dr. Miller at the time of such termination; and (ii) if Dr. Miller elects to continue healthcare coverage under COBRA, then his contributions during the period in which he is receiving severance under the agreement will be at the same Company-subsidized rates which Dr. Miller would have paid had his employment not been terminated.

Collingwood Agreement.  The Company entered into a letter agreement with Mr. Collingwood effective January 1, 2010.  Under the agreement, in the event Mr. Collingwood’s employment is terminated by the Company without cause, Mr. Collingwood will be entitled to severance in an amount equal to 12 months of base salary.  In addition, both the Company and Mr. Collingwood are required to give the other three months’ notice should either party wish to terminate Mr. Collingwood’s employment, except in cases of gross misconduct or other fundamental breach of his obligations by Mr. Collingwood, in which case the Company may terminate Mr. Collingwood’s employment with immediate effect.

Kiernan Agreement.  The Company has entered into a letter agreement with Mr. Kiernan dated January 21, 2004, and amendments thereto dated June 9, 2006 and December 29, 2008.  Under the agreement, in the event of a specified termination as described above, Mr. Kiernan will be entitled to severance in an amount equal to 18 months of base salary.  In addition, upon any such termination, Mr. Kiernan will have 12 months to exercise stock options held by him at such time (or until the end of the original term of the options, if earlier) and, if such termination occurs within 12 months of a change of control, the vesting of any options which are held by Mr. Kiernan at the time of such termination will be accelerated.  In addition, upon such termination, the vesting of any shares of restricted stock awarded to Mr. Kiernan after June 9, 2006 and which are held by Mr. Kiernan at the time of such termination will be accelerated and all restrictions with regard thereto shall lapse upon such termination. Furthermore, upon such termination, Mr. Kiernan will be entitled to receive a pro-rated portion of any outstanding long-term cash incentive awards.  However, the calculation of the pro-rated amount varies depending upon whether such termination occurs within 12 months of a change in control or such other period of time.

Change in Control Policy.  Veeco has adopted a Senior Executive Change in Control Policy (the “Policy”) dated September 12, 2008, amended on December 23, 2008 and January 21, 2014.  The Policy provides certain severance and other benefits to designated senior executives in the event of a change in control of Veeco.  The Policy was implemented to ensure that the executives to whom the Policy applies remain available to discharge their duties in respect of a proposed or actual transaction involving a change in control that, if consummated, might result in a loss of such executive’s position with the Company or the surviving entity.  The Policy was not adopted with any particular change in control in mind.  The Policy applies to designated senior executives of Veeco (“Eligible Employees”), including Messrs. Glass, Collingwood and Kiernan and Dr. Miller.  The Policy does not apply to Mr. Peeler.  Benefits under the Policy are intended to supplement, but not duplicate, benefits to which the covered executive may be entitled under the employment and letter agreements described above.  The description of the Policy herein is a summary only.  Reference is made to the full text of the Policy which has been filed previously with the SEC.  The principal terms of the Policy are:

(a)                           Upon the consummation of a Change in Control (as defined in the Policy), the vesting of all equity awards granted prior to January 1, 2014 and held by the Eligible Employee shall be accelerated and any outstanding stock options then held by the employee shall remain exercisable until the earlier of (x) 12 months following the date of termination of the employee’s employment and (y) the expiration of the original term of such options.

(b)                           If an Eligible Employee’s employment shall be terminated by the Company without Cause (as defined in the Policy), or by the Eligible Employee for Good Reason (as defined in the Policy), during the period commencing 3 months prior to, and ending 18 months following, a Change in Control, and subject to the Eligible Employee’s execution of a separation and release agreement in a form reasonably satisfactory to the Company:

(i)                         The Company shall pay to the Eligible Employee in a lump sum an amount equal to the sum of (A) his or her then current annual base salary and (B) the target bonus payable to the Eligible Employee pursuant to the Company’s performance-based compensation bonus plan with respect to the fiscal year ending immediately prior to the date of termination, multiplied by 1.5;

(ii)                      The vesting of equity awards granted after January 1, 2014 will be accelerated and any outstanding stock options then held by the employee shall remain exercisable until the earlier of (x) 12 months following the date of termination of the employee’s employment and (y) the expiration of the original term of such options;

(iii)                   The Company shall continue to provide the Eligible Employee with all health and welfare benefits which he or she was participating in or receiving as of the date of termination until the 18-month anniversary of the date of termination; and

(iv)                  The Company shall pay to the Eligible Employee a pro-rated amount of the Eligible Employee’s bonus for the fiscal year in which the date of termination occurs.

Payment of the benefits described above is conditioned on the executive’s release of claims against the Company and on non-competition and non-solicitation provisions applicable during the 18-month period following termination of executive’s employment.

Potential Payments Upon Termination or Change in Control.  The following table shows the estimated, incremental amounts that would have been payable to the NEOs upon the occurrence of the indicated event, had the applicable event occurred on December 31, 2013.  These amounts would be incremental to the compensation and benefit entitlements described above that are not contingent upon a termination or change in control.  The amounts attributable to the accelerated vesting of stock options and restricted shares are based upon the fair market value of the Company’s common stock on December 31, 2013, which was $32.91 per share.  The actual compensation and benefits the executive would receive at any subsequent date would likely vary from the amounts set forth below as a result of certain factors, such as a change in the price of the Company’s common stock and any additional benefits the officer may have accrued as of that time under applicable benefit or compensation plans.

			Stock Options
Name	Event	Salary & Other Continuing Payments ($) (1)	Accelerated Vesting of Stock Options ($) (2)	Extension of Post-Termination Exercise Period ($) (3)	Accelerated Vesting of Stock Awards ($)	Total ($)
J. Peeler	Termination without Cause or resignation for Good Reason or upon Death or Disability (4)	2,504,246	147,205	2,932,681	1,740,182	7,324,314
D. Glass	Termination without Cause or resignation for Good Reason or upon Death or Disability	603,426	0	0	0	603,426
	Termination without Cause or resignation for Good Reason following a Change of Control (5)	1,142,427	0	31,110	423,486	1,597,022
W. Miller	Termination without Cause or resignation for Good Reason	440,928	0	0	0	440,928
	Termination without Cause or resignation for Good Reason following a Change of Control (5)	1,229,431	79,140	183,512	1,539,168	3,031,251
P. Collingwood (6)	Termination without Cause or resignation for Good Reason	308,053	0	0	0	308,053
	Termination without Cause or resignation for Good Reason following a Change of Control (5)	665,084	21,472	56,568	928,095	1,671,220
J. Kiernan	Termination without Cause or resignation for Good Reason	448,109	0	51,940	867,211	1,367,260
	Termination without Cause or resignation for Good Reason following a Change of Control (5)	734,733	19,520	101,020	867,211	1,722,483

(1)                                 Reflects salary continuation benefits and, where provided under the applicable employment agreement or the Policy, pro-rated bonus and COBRA subsidy.  Pro-rated bonus amounts assume 6 months of bonus at 100% of target performance.

(2)                                 Reflects the spread, or in-the-money value, as of December 31, 2013, of options to purchase Veeco common stock which would vest upon the specified event where provided under the applicable employment agreement or the Policy.  Does not include the value of out-of-the-money options or options which vested prior to the specified event.  As of December 31, 2013, the closing price of Veeco common stock was $32.91 per share.  Please refer to the Outstanding Equity Awards At Fiscal Year End table above for a listing of unvested stock options held by the NEO as of December 31, 2013.

(3)                                 Reflects the increase in value of the spread, or in-the-money value, as of the end of the extended exercise period provided under the applicable agreement, as compared to the value of the spread at December 31, 2013, of options to purchase Veeco common stock which were vested as of, or which would vest upon the occurrence of, the specified event, where provided under the applicable employment agreement or the Policy, and assuming that the price of Veeco common stock appreciates at a rate of 5% per annum from the closing price on December 31, 2013, which was $32.91 per share.  Does not include the value of out-of-the-money options.  Please refer to the Outstanding Equity Awards At Fiscal Year End table above for a listing of vested and unvested stock options held by the NEO as of December 31, 2013.

(4)                                 The agreement for Mr. Peeler does not distinguish between Change of Control and non-Change of Control scenarios.

(5)                                 As used in the Policy, “Change in Control” is defined to mean the case where:

(i)                                     any person or group acquires more than 50% of the total fair market value or total voting power of the stock of the Company.

(ii)                                  any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(iii)                               a majority of the members of Veeco’s Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of Veeco’s Board prior to the date of the appointment or election; or

(iv)                              any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) substantially all of the assets of the Company immediately prior to such acquisition or acquisitions.  However, no Change in Control shall be deemed to occur under this subsection (iv) as a result of a transfer to:

(A)                               A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(B)                               An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(C)                               A person or group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(D)                               An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii) above.

(6)                                 Salary for Mr. Collingwood, who is based in the United Kingdom, is denominated in Great Britain Pounds (GBP).  Amounts reflected above have been converted to United States Dollars (USD) at a rate of 1 GBP = 1.5640 USD, which was the average exchange rate for 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Veeco common stock as of March 14, 2014 (unless otherwise specified below) by (i) each person known by Veeco to own beneficially more than five percent of the outstanding shares of Veeco common stock, (ii) each director of Veeco, (iii) each NEO, and (iv) all executive officers and directors of Veeco as a group.  Unless otherwise indicated, Veeco believes that each of the persons or entities named in the table exercises sole voting and investment power over the shares of Veeco common stock that each of them beneficially owns, subject to community property laws where applicable.

	Shares of Common Stock Beneficially Owned (1)			Percentage of Total Shares
	Shares	Options	Total	Outstanding (1)
5% or Greater Stockholders:
BlackRock, Inc. (2)	6,593,320	—	6,593,320	16.5%
Joho Capital LLC (3)	2,535,933	—	2,535,933	6.3%
Eagle Asset Management, Inc. (4)	2,525,453	—	2,525,453	6.3%
The Vanguard Group (5)	2,469,460	—	2,469,460	6.2%
Fisher Investments (6)	2,429,147	—	2,429,147	6.1%
Royce & Associates, LLC (7)	2,330,064	—	2,330,064	5.8%

Directors:
Edward H. Braun	4,899	10,000	14,899	*
Richard A. D’Amore	77,320	—	77,320	*
Gordon Hunter	10,979	—	10,979	*
Keith D. Jackson	7,179	—	7,179	*
Roger McDaniel	22,384	—	22,384	*
John R. Peeler	172,309	431,951	604,260	1.5%
Peter J. Simone	15,619	—	15,619	*

Named Executive Officers:
John R. Peeler	172,309	431,951	604,260	1.5%
David D. Glass	4,534	8,600	13,134	*
William J. Miller, Ph.D.	55,092	97,934	153,026	*
Peter Collingwood	33,618	37,132	70,750	*
John Kiernan	29,352	22,566	51,918	*
All Directors and Executive Officers as a Group (11 persons)	433,285	608,183	1,041,468	2.6%

*                                         Less than 1%.

(1)                                 A person is deemed to be the beneficial owner of securities owned or which can be acquired by such person within 60 days of the measurement date upon the exercise of stock options.  Shares owned include awards of restricted stock from the Company, whether or not vested.   Each person’s percentage ownership is determined by assuming that stock options beneficially owned by such person (but not those owned by any other person) have been exercised.

(2)                                 Share ownership information is based on information contained in a Schedule 13G/A filed with the SEC on January 10, 2014.  The address of this holder is 40 East 52nd Street, New York, New York 10022.

(3)                                 Share ownership information is based on information contained in a Schedule 13G filed with the SEC on November 21, 2013.  The address of this holder, including affiliates, is 55 East 59th Street, New York, New York 10022.

(4)                                 Share ownership information is based on information contained in a Schedule 13G filed with the SEC on January 29, 2014.  The address of this holder is 880 Carillon Parkway, St. Petersburg, Florida 33716.

(5)                                 Share ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 12, 2014.  The address of this holder is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(6)                                 Share ownership information is based on information contained in a Schedule 13G filed with the SEC on January 16, 2014.  The address of this holder is 5525 NW Fisher Creek Drive, Camas, Washington 98607.

(7)                                 Share ownership information is based on information contained in a Schedule 13G filed with the SEC on January 16, 2014.  The address of this holder is 745 5th Avenue, New York, New York 10151.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Veeco’s officers and directors, and persons who own more than 10% of Veeco’s common stock to file reports of ownership and changes in ownership with the SEC.  These persons are required by SEC regulations to furnish Veeco with copies of all Section 16(a) forms they file.  SEC regulations require us to identify in this proxy statement anyone who filed a required report late or failed to file a required report.  Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2013 all Section 16(a) filing requirements were satisfied on a timely basis.

VEECO INSTRUMENTS INC.

Terminal Drive

Plainview, NY 11803

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 6, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John R. Peeler and David D. Glass, or either of them, each with full power of substitution and re-substitution, proxies to vote at the Annual Meeting of Stockholders of Veeco Instruments Inc. (the “Company”) to be held on May 6, 2014 at 8:30 a.m. (New York City time) at 333 South Service Road, Plainview, NY 11803 and at all adjournments or postponements thereof, all shares of common stock of the Company which the undersigned is entitled to vote as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting or any adjournment or postponement thereof.

The shares represented hereby will be voted in accordance with the choices specified by the stockholder in writing on the reverse side. IF NOT OTHERWISE SPECIFIED BY THE STOCKHOLDER, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED AND FOR THE OTHER MATTERS DESCRIBED ON THE REVERSE SIDE.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

ANNUAL MEETING OF STOCKHOLDERS OF

VEECO INSTRUMENTS INC.

May 6, 2014

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on May 6, 2014:

The Notice, Proxy Statement and Annual Report to Stockholders are available at www.veeco.com.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” BOTH OF THE NOMINEES FOR DIRECTOR SET FORTH BELOW AND “FOR” PROPOSALS 2 AND 3.  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

PROPOSAL 1. Election of two Class II directors
NOMINEES:	Gordon Hunter	☐
	Peter J. Simone	☐

		WITHHOLD	FOR BOTH
		AUTHORITY	EXCEPT
	FOR BOTH	FOR BOTH	(See
	NOMINEES	NOMINEES	Instructions)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “For Both Except” and fill in the box next to each nominee you wish to withhold, as shown here: ☒	☐	☐	☐

	FOR	AGAINST	ABSTAIN
PROPOSAL 2. Approval of the advisory vote on executive compensation.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
PROPOSAL 3. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2014.	☐	☐	☐

Transaction of such other business as may properly come before the Meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box below and indicate your new address in the address space provided.  Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

New address:

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:  Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If the signer is a partnership, please sign in partnership name by authorized person.